PROSPECTUS

Theater Xtreme Entertainment Group, Inc.

1,833,000 Shares of Common Stock Offered by Selling Security Holders

This prospectus relates to the offer and sale from time to time of the following shares held by the selling shareholders:

•	up to 1,353,000 shares of our common stock; and

•	up to 480,000 shares of our common stock issuable upon the exercise of outstanding warrants.

Thereafter, the selling shareholders may offer and sell the shares of common stock owned by them in one or more transactions from time to time, at prices and on terms determined by the market, in privately negotiated transactions or through underwriters. Theater Xtreme Entertainment Group, Inc. will not receive any of the proceeds from the sales of the shares of common stock by the selling shareholders. The selling shareholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our shares of common stock are quoted on the Over-the-Counter Bulletin Board under the symbol “TXEG.” The last reported sale price of our common stock was $1.12 per share on December 22, 2006.

There are certain risks involved with the ownership of our common stock, including risks related to our business and the market for our common stock. (See “Risk Factors” beginning on page 3.)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 28, 2006

TABLE OF CONTENTS

  PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the Risk Factors beginning on page 3.

About Us

Theater Xtreme Entertainment Group, Inc. (the “Company”) is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores and wholesale product distribution to franchisees.

The Company’s design centers focus on the sale and installation of affordable large screen front projection in-home cinema rooms comprised of video and audio home theater components. A majority of its home theater systems are installed on-site at customer homes, with screen sizes ranging from 80 inches to over 12 feet. The Company also sells theater seating, interior décor items, accessories and its digital theater management system called OneView™. The Company targets its home theater system marketing toward a larger consumer base than traditional custom home theater companies and focuses on lower retail price points in a store setting where customers can easily and readily encounter the complete home theater experience in a number of home settings.

Retail pricing of the Company’s video systems starts at under $3,000 per system. Video systems employ components from manufacturers such as Infocus®, Klipsch, Polk Audio, Bose, Denon, and Marantz. Not all stores carry all products. A basic home theater system might include a 92” screen, ceiling mounted projector, and cabling, all of which would be installed by the Company at the customer’s choice of location. Video systems are sold as cinema packages and are branded under theater names, such as “The Rialto,” “The Majestic,” “The Palace,” and “The Grand.”

On February 11, 2005, Theater Xtreme, Inc. merged with and into BF Acquisition Group II, Inc., a Florida corporation. The merged entity changed its name to Theater Xtreme Entertainment Group, Inc. The discussion in this prospectus refers to Theater Xtreme, Inc. for all periods prior to the effective date of the merger and to the combined company, Theater Xtreme Entertainment Group, Inc., thereafter.

Our Address and Telephone Number

Our principal business office is located at 250 Corporate Boulevard, Suites E & F, Newark, Delaware 19702, and our telephone number at that address is (302) 455-1334. Our website is www.theaterxtreme.com. The information on our website is not part of this prospectus.

Recent Developments

On December 22, 2006, the Registrant entered into a Securities Purchase Agreement with an accredited investor for the purchase of (i) a $700,000 non-convertible 10% debenture (the “December Debenture”) and (ii) warrants to purchase up to 560,000 shares of the Company’s common stock. This transaction provided the Company with aggregate sales proceeds of $700,000. The Company anticipates that the proceeds of the transaction, net of transaction expenses, will be used for general corporate purposes.

The investor is an affiliate of a non-bank Fortune 500 company.

The December Debenture matures on the earlier of November 15, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $1,500,000. The December Debenture bears interest at 10% per annum.

The warrants issued in the transaction have an exercise price of $1.10 per share. The warrants are subject to a full ratchet price protection for the five-year life of the warrants.

The December Debenture and related warrants were sold in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

Between November 15, 2006 and November 22, 2006, the Registrant executed and delivered debentures to three accredited investors (the “Investors”) in the aggregate face amount of $300,000 (the “Debentures”). The Registrant anticipates that the proceeds of the sale of the Debentures net of transaction expenses will be used for general corporate purposes.

The Debentures mature on November 30, 2007 and may be prepaid at any time in whole or in part upon payment of a fee equal to five percent (5%) of the amount of principal repayment. The Debentures bear interest at 15% per annum.

While the Debentures are issued and outstanding, holders of the Debentures may purchase shares of common stock or other securities of the Registrant on the same terms on which any such shares or other securities were sold by the Registrant to third parties if the gross proceeds of such sales do not exceed $1,000,000. The maximum amount of such shares or other securities which may be purchased by the holders of the Debentures pursuant to such provision is $300,000.

The Debentures were sold to the Investors in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

On October 23, 2006, the Company entered into a Securities Purchase Agreement with two accredited investors (the “October Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “October Debentures”) and (ii) warrants (the “Warrants”) to purchase 400,000 shares of the Registrant’s common stock (the “Financing”). The Financing provided the Company with aggregate sales proceeds of $500,000. The Company anticipates that the proceeds of the Financing net of transaction expenses will be used for general corporate purposes.

The October Debentures mature on the earlier of November 13, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $2,000,000. The October Debentures bear interest at 10% per annum. Interest on the October Debentures runs from the original commitment date, October 13, 2006. The Warrants have an exercise price of $1.00 per share. The Warrants are subject to a full ratchet price protection for the five-year life of the Warrants.

The common stock underlying the Warrants delivered to the October Investors is registered with the Securities and Exchange Commission pursuant to this prospectus.

Each officer and director of the Company also entered into a 90-day lock-up agreement with the October Investors pursuant to which they agreed not to sell, offer to sell, contract to sell, agree to sell, hypothecate, pledge, grant any option for sale or purchase or otherwise dispose of Company common stock or common stock equivalents.

The Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

In October, 2006, holders of stock options purchased 162,583 shares pursuant to the exercise of such options for a total consideration of $56,904.

The Offering

Common stock currently outstanding:	19,836,175[1]
Common stock offered by the Selling Security Holders:	1,833,000
Common stock available for issuance after
commencement of the offering:	29,683,825
______________
(1) As of December 22, 2006. Includes 4,603,015 shares held by affiliates. See “Security Ownership of Certain Beneficial Owners and Management,” below.

Summary Financial Information

The following tables set forth summary financial information and other equity information about us. The tables include our audited financial data for the years ended June 30, 2006, 2005 and 2004 and unaudited financial data for the three months ended September 30, 2006 and 2005. You should read this summary information in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements and the related financial statement notes included elsewhere in this prospectus.

	Fiscal Year Ended June 30			Three Months Ended September 30
	2006	2005	2004	2006 (unaudited)	2005 (unaudited)
Statement of Operations Data
Revenues	$4,619,142	$2,822,871	$933,669	$1,462,528	$1,020,853
Operating Income (Loss)	$(2,127,229)	$(1,502,794)	$(292,105)	$(648,441)	$(268,777)
Net Loss	$(2,132,730)	$(1,532,685)	$(295,748)	$(651,763)	$(269,977)
Loss per Share	$(0.12)	$(0.12)	$(0.04)	$(0.03)	$(0.02)
Average Shares Outstanding	17,671,587	12,358,814	7,996,439	19,420,584	16,783,721

Balance Sheet Data
Current Assets	$1,383,550	$719,226	$306,602	$1,542,121	$807,748
Total Assets	$1,761,704	$1,007,646	$478,501	$2,055,467	$1,236,776
Current Liabilities	$1,682,840	$936,016	$296,767	$2,132,723	$1,158,132
Total Liabilities	$1,730,003	$976,630	$524,249	$2,175,485	$1,219,812
Shareholders’ Equity (Deficit)	$31,701	$31,016	$(45,748)	$(120,018)	$16,964

RISK FACTORS

Certain risks involved in investing in the common stock offered under this prospectus are described below. You should carefully consider each of the following factors and all of the information both in this prospectus and in the other documents we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Limited Company History

The Company is the successor by merger to Theater Xtreme, Inc., which was formed in 2003 and accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the establishment and expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that the Company will operate profitably.

Inadequacy of Funds

The Company had a working capital deficit of $(590,602) at September 30, 2006 and sustained a net loss of $(651,763) for the three months then ended. If the Company does not raise a sufficient amount of capital, it may not have the ability to remain in business until such time, if ever, when it becomes profitable.

Although collectively the Company-owned design centers produce positive store operating profits in the aggregate, and although the franchised design centers provide revenue and profits to the Company in the form of royalty payments and profits from wholesale sales, the Company’s profits generated from these activities are not adequate to offset the Company’s aggregate overhead expenses. To rectify this shortfall, the Company either needs to reduce overhead expenses or increase the number of profitable operating stores to the point where the aggregate contribution from such stores offset the Company’s overhead expense. There is no assurance that the Company will be able to do so.

Dependence on Management

The Company’s business is significantly dependent on the Company’s management team. The Company’s success will be particularly dependent on Scott Oglum, the Company’s Chairman and Chief Executive Officer, founder of Theater Xtreme Entertainment Group, Inc. and developer of the Company’s operations, business plans, and manager of the businesses. The loss of this individual could have a material adverse effect on the Company. See "Management."

Risks Associated with Expansion

The Company plans on expanding its business through both expansion of its corporate stores and franchises. Any such expansion of operations will entail risks, and such actions may involve specific operational activities which may negatively affect the profitability of the Company. Consequently, shareholders must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company’s present and prospective business activities.

Customer Base and Market Acceptance

Although the Company believes it can develop the retail design store and franchise expansion program and develop a new store base through the marketing of the franchise opportunity, the inability of the Company to develop such a franchise base could have a material adverse effect on the Company. Although the Company believes that its market timing and the attractiveness of its franchise opportunity compared to that of alternative companies and products is competitive, no assurance can be given that the Company’s, products and e-commerce website will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

Competition

To the knowledge of management, competition for the Company's type of franchise operation is non-existent. Although there does exist some competition in the sale of home theater systems, management believes that the Company’s marketing programs are unique in nature and the expertise of management combined with the innovative nature of its product matrix and its sophisticated web site will set the Company apart from its competitors. The sale of home theater systems (including projection systems) is currently handled by established specialty dealers and some well established mass merchants, internet dealers, and custom installation dealers which focus on the upscale marketplace. There is the possibility that new competitors could seize on the Company’s product ideas and business model and produce competing stores with similar product matrixes. Likewise, these new competitors could be better capitalized than the Company which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of the Company’s intended market.

General Economic Conditions

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, declining real estate values and increasing interest rates. Such changing conditions could reduce demand in the marketplace for the Company’s products and services. Management believes that the niche products and the extensive product line of the Company may insulate the Company from excessive reduced demand. Nevertheless, the Company has no control over these changes.

Trend in Consumer Preferences and Spending; Possible Fluctuations in Operating Results

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions. There is no assurance that the Company will be successful in marketing any of its products or that the revenues from the sale of such products will be significant. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

Unanticipated Obstacles to Execution of the Business Plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Control by Management

As of December 22, 2006, the Company’s officers and directors owned approximately 23% of the Company’s outstanding shares. Upon completion of the Offering described above (assuming all offered Shares are sold and all warrants are exercised), the Company’s officers and directors will continue to own approximately 23% of then issued and outstanding shares. Following the conversion of their outstanding options and without further increasing the number of offered shares pursuant to the Offering, the officers and directors will own approximately 26% of the then issued and outstanding shares. Although shareholders other than officers and directors own a majority of the Company’s common stock and will, therefore, have the ability to control a vote of the Company’s shareholders, the significant stake owned by officers and directors may, as a practical matter, allow them to control the affairs of the Company. Moreover, because the foregoing management ownership percentage does not include approximately 2,978,000 shares of common stock owned by Linda Oglum, wife of Scott Oglum, CEO of the Company (as to which he disclaims beneficial ownership), the chances of management control are that much more likely.

No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets

In certain cases, the Company may rely on trade secrets to protect proprietary technology and processes which the Company has developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior technology. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of technology information and data which may be deemed proprietary to others.

Shares Reserved For Future Issuance Upon the Exercise of Issued Warrants May Cause Dilution

As of December 22, 2006, approximately 1,208,000 shares of our common stock were reserved for issuance upon the exercise of our outstanding warrants. Our shareholders, therefore, could experience dilution of their investment upon exercise of these securities.

  FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to the Company’s business. Such statements are not guarantees of future performance and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Our Business,” “Risk Factors” and elsewhere in this prospectus. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, including the following matters, are forward looking statements:

•	our ability to obtain the franchise growth and profitability as anticipated by Management;

•	our ability to maintain margin and sales growth rate;

•	our ability to attract and retain quality employees;

•	the effect of changing economic conditions;

•	our ability to obtain adequate debt financing, the proceeds of which would be used principally to fund the opening of additional stores and for working capital;

•	continued demand for our products and services; and

•	our ability successfully to compete with competitors in our industry.

The listing of factors is not intended to include all potential risk factors. The Company makes no commitment to update these factors or to revise any forward-looking statements for events or circumstances, occurring after the statement is issued, except as required by law.

  USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. The selling shareholders may offer and sell the shares of common stock owned by them in one or more transactions from time to time, at prices and on terms determined by the market, in negotiated transactions or through underwriters.

  OUR BUSINESS

Theater Xtreme Entertainment Group, Inc. (the “Company”) is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores, and wholesale product distribution to franchisees.

The Company’s design centers focus on the sale and installation of affordable large-screen front projection in-home cinema rooms comprised of video and audio home theater components. Almost all of its home theater systems are installed on-site at customer homes, with screen sizes ranging from 80 inches to over 12 feet. The Company also sells theater seating, interior décor items, accessories and its digital theater management system called OneView™. In addition to home theater sales, the Company also sells and installs theater systems for business use. The Company targets its home theater system marketing toward a larger consumer base than traditional custom home theater companies and focuses on lower retail price points in a store setting where customers can easily and readily encounter the complete home theater experience in a number of home settings.

Retail pricing of the Company’s video systems starts at under $3,000 per system with an average price point of approximately $9,000. Systems are comprised of components from manufacturers such as Denon, Epson, Infocus®, Klipsch, Marantz, Mitsubishi and Polk Audio. Not all stores carry all products. A basic home theater system might include a 92” screen, ceiling mounted projector, and cabling, all of which would be installed by the Company at the customer’s choice of location. Video systems are sold as cinema packages and are branded under theater names, such as “The Rialto,” “The Majestic,” “The Palace,” and “The Grand.”

The Company’s first retail store or “design center” opened on September 1, 2003 in Newark, Delaware and was built to resemble an actual movie theater. A separate distribution center, warehouse and administrative office facility opened in February 2004, also in Newark, Delaware. This multi-purpose facility provides installation and service, warehousing and product distribution, and other retail support services to a cluster of company-owned design centers in contiguous and surrounding areas. The Company anticipates that it will open additional Company-owned design centers in the Mid-Atlantic region in the future.

The following table sets forth the number of design centers:

	Owned and Operated by the Company	Franchised and Open	Subtotal	Franchised but Not Yet Open	Total

Number of Design Centers at June 30, 2004	1	0	1	0	1
Additions and deletions in the fiscal year ended June 30, 2005	1	1	2	3	5
Number of Design Centers at June 30, 2005	2	1	3	3	6
Additions and deletions in the fiscal year ended June 30, 2006	1	5	6	9	15
Number of Design Centers at June 30, 2006	3	6	9	12	21
Additions and deletions in the three months ended September 30, 2006	1	-	1	1	3
Number of Design Centers at September 30, 2006	4	6	10	13	23

The Company has a limited operating history for evaluating trends and seasonality.

In early 2005 the Company began to consider changes to the layout of its design centers and engaged the services of an architectural design firm to reconfigure store layouts and establish a more sophisticated appearance to support its brand image and create a more dramatic retail store atmosphere. Although the Company is still considering certain design center enhancements, most of its newer stores feature a redesigned layout including the Company-owned store located in Bel Air Maryland, and all but one franchisee-operated store.

The sale of franchises is important to the Company’s success. The Company sold four franchises through June 30, 2005 and an additional fourteen through June 30, 2006 bringing the total number of franchises sold through June 30, 2006 to eighteen. The first franchise design center opened in May, 2005 in East Longmeadow, Massachusetts. During the past fiscal year an additional five franchise stores opened. Other franchised design centers are planned for opening dates beginning in the third and fourth calendar quarters of 2006 and continuing throughout 2007. These and future franchised retail design centers will generally reflect enhanced physical layouts and may incorporate other refinements or modifications depending on the store’s physical characteristics. Initial franchises sold for $25,000 per single franchise. The most recent sales price for a single franchise has been $40,000.

On July 1, 2006, the Company purchased the assets of and assumed the leasehold of its franchisee located in Leesport, Pennsylvania.

Also key to the Company’s success is the franchisees’ use and application of the Company’s franchise “system” that is designed to provide customers with a consistent and exciting store experience, reduce the time it takes to quote custom installation products, and improve the closing rate of the sales staff.

To accomplish these goals, the franchise “system” involves the storewide integration of tour demonstration procedures and an activity management system called SellX™. The Company’s “system” shuns the typical retail response of “May I help you” in favor of a well-defined store tour. After the tour, customers are taken to a design center workstation that is integrated into a web-based activity management system. At the workstation the design consultant provides customers with a sales quotation. Once a quotation is completed, subsequent customer contact is automated, with each design consultant receiving daily instructions following a prescribed marketing and fulfillment strategy. In addition, targeted customer e-mail correspondence maintains contact with all store visitors on an ongoing basis. Home theater component products for franchisee fulfillment are ordered at the time of sale and inventory levels are thereby minimized. The Company believes that its franchise “system” is unique within the audio-video industry.

Another component of the Company’s strategic expansion is increased distribution of targeted private-label products. In 2006, the Company expanded its private-label distribution efforts beginning with furniture and interior décor elements and additional private-label accessories. Seating and décor products are branded under the RowOne® registered trademark. The Company plans to expand its branding program to include additional trademarked products.

The Company has a limited operating history for evaluating trends and seasonality. The Company’s competition comes from existing audio/video dealers, custom audio/video installation companies, regional and national audio/video and general merchandise chain stores, furniture dealers and computer stores. Although the Company markets its private-label theater seating under the RowOne® brand, other seating, including theater seating, can be found at furniture dealers. Theater seating available at competitive stores and outlets is generally limited to a few styles and selections. The Company’s design centers feature six different seating styles and over 20 color selections. Audio/video products and components comprising the Company’s home theater systems are available from numerous manufacturers and are sold through local authorized specialty stores and regional and national chain stores and outlets.

Some manufacturers may place restrictions on certain categories of distribution, notably online sales, the number of authorized dealers and may establish minimum advertised pricing points for certain products. The Company chooses its manufacturers and product offerings based on manufacturer distribution strategy, quality of product offerings and advantages that manufacturers would offer to custom retail stores.

Although the Company believes that it is currently difficult to find competitive outlets that showcase product offerings and selections in a manner similar to the Company’s design centers, there can be no certainty that other stores will not expand their selections and floor spacing to include similar product offerings, product displays and installation services.

The Company has a limited operating history for evaluating trends and seasonality.

Targeted Markets

The Company’s customers are primarily home owners and its products are generally installed in homes of middle-income families with home prices beginning at approximately $250,000. Eighty percent of the sales volume reflects product installed by the Company in customer homes. Twenty percent of the business can be classified as self-installed by the customer. New home buyers, suburban households, and customers remodeling their homes are typical clients. The Company’s product offerings appeal to all customers who enjoy movies, TV, the internet and gaming. Management believes that the cinema rooms are offered at prices which are reasonably affordable such that the product offerings become sufficiently appealing to many customers who would typically not consider custom installed cinema rooms in their households.

Capital Raising Efforts

On April 26, 2005, the Company began offering up to 2,900,000 shares of its common stock at a purchase price of $0.35 per share. This Offering was fully subscribed and the shares of the Company’s common stock were issued in reliance upon exemptions for registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and were “restricted securities.” Proceeds of this Offering, net of costs of the Offering, amounted to approximately $1,273,178.

On November 17, 2005, the Company completed a private placement transaction by selling to certain accredited and non-accredited investors an aggregate of 3,757,142 shares of its common stock at an offering price of $.35 per share. The Company received gross proceeds from the sale of these shares equal to approximately $1,315,000. After offering expenses, this amount is estimated to be approximately $1,271,000. In addition, on June 8, 2006, the Company completed a private placement transaction for 1,053,000 shares of its common stock at an offering price of $1.00 per share for gross proceeds of $1,053,000. The shares of the Company’s common stock were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.”

        On January 20, 2006, the Company began offering up to 1,500,000 shares of its common stock at a purchase price of $1.00 per share. For this Offering, shares of the Company’s common stock were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities act of 1933, as amended, and were “restricted securities.” Under this Offering 1,053,000 shares were sold with net Proceeds (net of costs) amounting to approximately $985,218.

On October 23, 2006, the Registrant entered into a Securities Purchase Agreement with two accredited investors (the “October Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “October Debentures”) and (ii) warrants (the “Warrants”) to purchase 400,000 shares of the Registrant’s common stock (the “Financing”). The Financing provided Registrant with aggregate sales proceeds of $500,000. The Registrant anticipates that the proceeds of the Financing net of transaction expenses will be used for general corporate purposes.

The October Debentures mature on the earlier of November 13, 2007 and the date that the Registrant shall have received net proceeds from debt and/or equity financings of at least $2,000,000. The October Debentures bear interest at 10% per annum. Interest on the October Debentures runs from the original commitment date, October 13, 2006. The Warrants have an exercise price of $1.00 per share. The Warrants are subject to a full ratchet price protection for the five-year life of the Warrants.

The common stock underlying the Warrants delivered to the October Investors is registered with the Securities and Exchange Commission pursuant to this prospectus.

Each officer and director of the Registrant also entered into a 90-day lock-up agreement with the October Investors pursuant to which they agreed not to sell offer to sell, contract to sell, hypothecate, pledge, grant any option for sale or purchase or otherwise dispose of Company common stock or common stock equivalents.

The Registrant will pay a finder's fee to Carlin Capital Management, LLC of $40,000 and warrants to purchase 40,000 shares of Company common stock at $1.00 per share.

The Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

Between November 15, 2006 and November 22, 2006, the Registrant executed and delivered debentures to three accredited investors (the “Investors”) in the aggregate face amount of $300,000 (the “Debentures”). The Registrant anticipates that the proceeds of the sale of the Debentures net of transaction expenses will be used for general corporate purposes.

The Debentures mature on November 30, 2007 and may be prepaid at any time in whole or in part upon payment of a fee equal to five percent (5%) of the amount of principal repayment. The Debentures bear interest at 15% per annum.

While the Debentures are issued and outstanding, holders of the Debentures may purchase shares of common stock or other securities of the Registrant on the same terms on which any such shares or other securities were sold by the Registrant to third parties if the gross proceeds of such sales do not exceed $1,000,000. The maximum amount of such shares or other securities which may be purchased by the holders of the Debentures pursuant to such provision is $300,000.

The Debentures were sold to the Investors in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

On December 22, 2006, the Registrant entered into a Securities Purchase Agreement with an accredited investor for the purchase of (i) a $700,000 non-convertible 10% debenture (the “December Debenture”) and (ii) warrants to purchase up to 560,000 shares of the Company’s common stock. This transaction provided the Company with aggregate sales proceeds of $700,000. The Company anticipates that the proceeds of the transaction, net of transaction expenses, will be used for general corporate purposes.

The investor is an affiliate of a non-bank Fortune 500 company.

The December Debenture matures on the earlier of November 15, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $1,500,000. The December Debenture bears interest at 10% per annum.

The warrants issued in the transaction have an exercise price of $1.10 per share. The warrants are subject to a full ratchet price protection for the five-year life of the warrants.

The December Debenture and related warrants were sold in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

Employees

The Company currently has 30 full-time employees and 2 part-time employees. If needed, Management will add other personnel with the proven knowledge and experience to direct and manage the many aspects of the Company’s business operations.

Competition

The Company’s competition comes from existing audio/video dealers, custom audio/video installation companies, regional and national audio/video and general merchandise chain stores, furniture dealers and computer stores. Although the Company markets its private-label theater seating under the RowOne® brand, other seating, including theater seating, can be found at furniture dealers. Theater seating available at competitive stores and outlets is generally limited to a few styles and selections. The Company’s design centers feature six different seating styles and over 20 color selections. Audio/video products and components comprising the Company’s home theater systems are available from numerous manufacturers and are sold through local authorized specialty stores and regional and national chain stores and outlets. Some manufacturers may place restrictions on certain categories of distribution, notably online sales, the number of authorized dealers and may establish minimum advertised pricing points for certain products. The Company chooses its manufacturers and product offerings based on manufacturer distribution strategy, quality of product offerings and advantages that manufacturers would offer to custom retail stores.

Although the Company believes that few competitive outlets showcase their product offerings and selections in a manner similar to the Company’s design centers, there can be no certainty that other stores will not expand their selections and floor spacing to include similar product offerings, product displays and installation services.

Property

The Company leases its corporate offices, warehouse and retail design centers for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2012 and provide for renewal options ranging from none to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

Legal Proceedings

The Company is not currently involved in any legal proceedings, and management is not aware of any other material legal claim or action against the Company which could be expected to have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION

Overview

The Company is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores and wholesale product distribution to franchisees.

The Company’s design centers focus on the sale and installation of affordable large screen front projection in-home cinema rooms comprised of video and audio home theater components. A majority of its home theater systems are installed on-site at customer homes, with screen sizes ranging from 80 inches to over 12 feet. The Company also sells theater seating, interior décor items, accessories and its proprietary digital theater management system called OneView™. The Company targets its home theater system marketing toward a larger consumer base than traditional custom home theater companies and focuses on lower retail price points in a store setting where customers can easily and readily encounter the complete home theater experience in a number of home settings.

The Company’s first retail store or “design center” opened on September 1, 2003 in Newark, Delaware and was built to resemble an actual movie theater. A separate distribution center, warehouse and administrative office facility opened in February 2004, also in Newark, Delaware. This multi-purpose facility provides installation and service, warehousing and product distribution, and other retail support services to a cluster of company-owned design centers in contiguous and surrounding areas. The Company anticipates that it will open additional Company-owned design centers in the Mid-Atlantic region in the future.

The following table sets forth the number of design centers:

	Owned and Operated by the Company	Franchised and Open	Subtotal	Franchised but Not Yet Open	Total

Number of Design Centers at June 30, 2004	1	0	1	0	1
Additions and deletions in the fiscal year ended June 30, 2005	1	1	2	3	5
Number of Design Centers at June 30, 2005	2	1	3	3	6
Additions and deletions in the fiscal year ended June 30, 2006	1	5	6	9	15
Number of Design Centers at June 30, 2006	3	6	9	12	21
Additions and deletions in the three months ended September 30, 2006	1	-	1	1	3
Number of Design Centers at September 30, 2006	4	6	10	13	23

The Company has a limited operating history for evaluating trends and seasonality.

Results of Operations for the three months ended September 30, 2006 compared to the three months ended September 30, 2005

Recognized sales for the three months ended September 30, 2006 were $ 1,462,528 compared to $1,020,853 for the three months ended September 30, 2005. Aggregate gross profit amounts and percentages were $529,934 and 36% for the three months ended September 30, 2006 as compared to $446,952 and 44% for the three months ended September 30, 2005. The following is illustrative for the three months ended September 30:

	2006			2005
	Sales	Gross Profit	%	Sales	Gross Profit	%
Retail	$1,262,564	$469,813	37%	$924,803	$411,961	44%
Wholesale	$162,020	$22,177	14%	$67,024	$5,965	9%
Franchise	$37,944	$37,944	100%	$29,026	$29,026	100%

The increase in sales reflects continued growth and the full quarter impact of the addition of the Company’s third design center as well as increased royalties from franchisees. The fluctuation in gross profit percentages continues to reflect the nature of operations being in a startup stage and the mix impact of wholesale sales to franchisees. Additionally, gross profit percentages for the three months ended September 30, 2006 were adversely impacted by higher than anticipated installation costs from subcontractors accounting for a 2% impairment in the retail gross margin, promotional price discounting and retail sales to commercial accounts whose margins are generally lower than consumer retail sales.

Occupancy expenses for the three months ended September 30, 2006 were $121,913 compared to $74,948 for the three months ended September 30, 2005. The increase is attributable to a full quarter impact of the opening of the Bel Air, Maryland design center and the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania.

Selling, general and administrative expenses for the three months ended September 30, 2006 were $1,056,462 compared to $640,781 for the three months ended September 30, 2005. The increase relates to additional personnel and operating costs associated with the full quarter impact of the Company’s Bel Air, Maryland design center, the inclusion of the Company’s newly acquired Leesport, Pennsylvania design center in July, 2006 and the expansion of Company operations toward the creation of a national organization. Expenses for the three months ended September 30, 2006 include Advertising and Promotional expenses of $173,782 compared to $123,819 spent during the three months ended September 30, 2005 reflecting additional spending for billboard advertising. Professional fees amounted to $187,722 for the three months ended September 30, 2006 compared to $57,513 for the three months ended September 30, 2005 reflective of increased spending for legal fees related to capital financing and public trading issues as well as increased investment advisor fees. Personnel costs account for the majority of the remaining increase in selling, general and administrative expenses.

Results of Operations for the year ended June 30, 2006 compared to the year ended June 30, 2005.

Because the Company is in a startup stage, it is difficult to produce same period results which are comparable to those of similar periods in the previous fiscal year or to forecast revenues, expenses and losses accurately. As its design centers mature and if the number of Company-owned design centers increases, the Company believes that it will begin to produce more comparable and predictable operating results.

Overall, the Company has emphasized the importance of acquiring and developing the requisite management team and administrative infrastructure and capacity necessary to implement the Company’s business plan. The Company’s business plan envisions a national company capable of effectively marketing affordable home theater solutions and other related technologies. Accordingly, the Company has expended and will continue to expend significant resources in acquiring the personnel, capabilities and facilities needed not only to operate its present and future retail design centers, but also to establish the foundation necessary to create a national organization, capable of capitalizing on the significant growth anticipated in the home theater market.

The following table sets forth selected financial information for the periods indicated.

	Year Ended	Year Ended
	June 30, 2006	June 30, 2005
Revenue:
Retail sales	$3,963,441	$2,751,780
Wholesale sales	467,518	44,021
Franchise license fees	120,000	25,000
Franchise royalties	68,183	2,070
Total revenue	4,619,142	2,822,871

Cost of revenues	2,726,383	1,710,596
Occupancy expenses	326,159	206,053
Selling, general and administrative expenses	3,693,829	2,409,016
Loss from operations	(2,127,229)	(1,502,794)

Loss on disposal of assets	(2,173)	-
Interest income	1,797	464
Interest expense	(5,125)	(30,355)
Net loss	$(2,132,730)	$(1,532,685)
Basic and diluted:
Loss Per Share	$(0.12)	$(0.12)
Weighted average shares outstanding	17,671,587	12,358,814

	Year Ended	Year Ended
	June 30, 2006	June 30, 2005
Operating Data:
Company Owned:
Design Centers open at beginning of period	2	1
New Design Centers	1	1
Closed Design Centers	-	-
Design Centers open at end of period	3	2

Franshise Operations:
Design Centers open at beginning of period	1	-
New Design Centers	5	1
Closed Design Centers	-	-
Design Centers open at end of period	6	1

Total Design Centers open at end of period	9	3

Company Owned Design Centers under
Construction at end of period	3	1
Franchises sold - not yet open at end of period	12	4
	15	5

Balance Sheet Data:
Working capital (deficit)	(299,290)	(216,790)
Total assets	1,761,704	1,007,646
Long term debt, excluding current portion	47,163	40,614
Stockholders' equity (deficit)	31,701	31,016

Total Revenue.  Total revenue for the year ended June 30, 2006 increased to $4,619,142 from $2,822,871 for the year ended June 30, 2005, reflecting an increase of 63.6%. This increase is primarily the result of revenues from the third company design center and from the opening of franchise design centers.

For the year ended June 30, 2006 the Company had total new customer orders of $4,528,175, compared to $3,257,602 for the year ended June 30, 2005. The Company’s backlog at June 30, 2006 and June 30, 2005 was $1,423,912 and $859,179, respectively.

The Company has continued to emphasize an integrated approach to home theater design which increasingly includes not only audio and video equipment and cutting edge technologies, but also complementary décor items including chairs, seating and furniture, as well as other interior design elements which taken together provide customers with integrated home theater design solutions. The increase in customer orders is related to the opening of the Company’s third design center as well as increased wholesale sales from opened franchise design centers.

In the year ended June 30, 2006, the Company recognized wholesale sales, principally to franchisees, of $467,518 compared to $44,021 for the year ended June 30, 2005. This increase results from the increasing number of franchisees open and under construction.

In the year ended June 30, 2006, the Company collected $326,500 in non-refundable, initial franchise license fees versus $97,500 collected in the year ended June 30, 2005. In the year ended June 30, 2006, the Company recognized $120,000 as earned revenue relating to the opening of its franchises compared to $25,000 recognized in the year ended June 30, 2005. At June 30, 2006, the Company had $279,000 in deferred franchise fees that will be recognized as earned revenue in the periods when the franchise design centers open. Management expects recognized revenue to increase and cash flow from the sale of franchise licenses to continue in the current fiscal year.

The Company’s franchise contract provides royalty payments of approximately 4% of franchisee gross revenues. In the year ended June 30, 2006, the Company recognized franchise royalties of $68,183 compared to $2,070 in royalties recognized for the year ended June 30, 2005. Franchise royalties are expected to increase in the current year due to the increasing number of franchises.

Cost of Sales and Gross Profit. Gross profit amounts and percentages on retail sales for the year ended June 30, 2006 amounted to $1,636,870 and 41.3% compared to $1,080,800 and 39.3% for the year ended June 30, 2005. Wholesale gross profit amounts and percentages were $67,705 and 14.5% compared to $4,402 and 10.0% for the year ended June 30, 2005. Management expects to maintain gross profit percentages as operations expand and increase.

Occupancy Expenses. Occupancy expenses include leasing expenses for retail design centers and office and warehouse facilities, property taxes, utilities, maintenance and other related occupancy expenses. For the year ended June 30, 2006, occupancy expenses were $326,159 compared to $206,053 for the year ended June 30, 2005. The increase relates to the opening of the third Company-owned design center.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include the compensation of design center personnel, the franchise sales and support operations, advertising, marketing and other merchandising expenses, finance and information systems, human resources and training operations, related support functions and executive officers. Selling, general and administrative expenses for the year ended June 30, 2006 were $3,693,829 compared to $2,409,016 for the year ended June 30, 2005.
The following discussion describes significant components within the Company’s selling, general and administrative expenses. Personnel costs for the year ended June 30, 2006 were $1,601,217 compared to $967,268 for the year ended June 30, 2004. This 66% increase in personnel costs relates to continued efforts to hire and obtain the necessary personnel to implement the Company’s long-term business plan. These activities include the continued development of the franchise sales and support operation, the cost of opening the third Company-owned design center, and other operating activities related to the Company’s growth strategy.

Advertising and promotional expenses for the year ended June 30, 2006 were $477,141 compared to $433,934, as adjusted to exclude investor relations expense, for the year ended June 30, 2005. This 10% increase is principally attributable to the addition of the Company’s third design center. These costs are expected to increase in the current fiscal year.

Professional fees amounted to $825,549 in the year ended June 30, 2006 compared to $651,553 for the year ended June 30, 2005 as adjusted to include investor relations services, which totaled $280,000 and $210,000 for the years ended June 30, 2006 and 2005, respectively. Professional fees include legal, audit and accounting, architectural, marketing, consulting, and other fees for services. The significant increase in professional fee expense is largely attributable to an increase in non-cash charges for investment consulting and investor relations services.

Liquidity

The Company’s cash needs are primarily for working capital to support inventory and fund anticipated future net losses, and for the capital costs of expanding the number of Company-owned design centers. Additional working capital will be used to further develop the Company’s ability to significantly expand and support franchise operations.

The Company’s cash position decreased to $196,180 at September 30, 2006 from $466,861 at June 30, 2006. The loss for the three months ended September 30, 2006 of $(651,763) and the increase in inventories of $(147,411) and prepaid expenses of $(352,627) were offset by an increase in accounts payable and accrued liabilities and issuance of common stock for services and purchase of assets, resulting in a net cash used in operating activities of $(229,660).

During the three months ended September 30, 2006, the Company spent $170,162 for the acquisition of vehicles, store equipment, and leasehold improvements.

During the three months ended September 30, 2006, to finance its loss, capital expenditures, and changes in other working capital items, the Company increased its notes payable by $129,521; issued 40,000 shares of its common stock at $1.00 per share in connection with the purchase of assets, and issued 500,000 shares of its common stock at $0.85 per share for services, aggregating $465,000.

For a description of the capital raised by the Company since September 30, 2006, see "Our Business - - Capital Raising Efforts."

The Company’s cash flow from operations since inception has been and continues to be negative. If the Company does not raise a sufficient amount of capital, it may not have the ability to remain in business until such time, if ever, when it becomes profitable.

The Company plans to continue to expand revenue by increasing the number of Company-owned design centers, by selling additional franchises, and by increasing the product distribution network to franchisees. Although the Company-owned design centers produce positive store operating profits in the aggregate, and although the franchised design centers provide revenue and profits to the Company in the form of royalty payments and profits from wholesale sales, the Company’s profits generated from these activities are not adequate to offset the Company’s aggregate overhead expenses. To rectify this shortfall, the Company either needs to reduce overhead expenses or increase the number of profitable operating stores to the point where the aggregate contribution from such stores offsets the Company’s overhead expense. There is no assurance that the Company will be able to do so.

Future capital requirements and the adequacy of available funds will depend on numerous factors and risks, including the successful expansion and increase in the number of Company-owned design centers, the sale of Company franchises on a national level, the successful development of internally branded products for distribution to franchisees, the Company’s ability to establish meaningful consumer market identification, branding and penetration, its ability to adapt to rapid technological changes, and its ability to compete successfully against potentially larger, better capitalized future competitors when such enter its market segment. Further, the Company’s results of operations and resulting capital requirements will be affected by a wide variety of additional factors and risks including, but not limited to general economic conditions, decreases in average selling prices over the life of any particular product, new product and technology introductions, the ability to acquire sufficient quantities of a given product in a timely manner, the ability to develop and maintain critical strategic supply and co-marketing relationships and the ability to safeguard intellectual property.

In the event the Company’s plans change or its assumptions change or prove to be inaccurate or the funds available prove to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), the Company could be required to obtain additional funds through equity or debt financing, through strategic alliances with corporate partners and others, or through other sources in order to successfully continue to implement its business strategies.

The Company has plans to increase the number of employees and/or independent contractors employed, contingent upon its ability to have sufficient funds to continue to implement its business strategies. The Company anticipates significant additional capital expenditures during the coming year in connection with the costs of increasing the number of Company-owned design centers, the anticipated cost of expanding and replicating the multi-purpose facility and the costs of implementing and possibly manufacturing Company branded products for distribution to franchisees and directly to retail customers.

The Company’s current policy is to invest its cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments or other investment-grade instruments.

There can be no assurance that the Company will be able to successfully implement its business strategies or that profitability will ever be achieved. The Company expects that its future operating results will fluctuate significantly from year to year and will be impacted by factors beyond its control.

 The Company does not have a credit facility or line-of-credit arrangement. Thus, there are no restrictive covenants or compensating balance requirements. The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding, as necessary, will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to further delay, scale back, or eliminate certain aspects of its business plan or current operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to surrender rights to Company methods, technologies, product development projects, certain products or existing markets. If adequate funds are not available, the Company’s business, financial condition, and results of operations will be materially and adversely affected. See "Risk Factors."

For a description of the capital raised by the Company since September 30, 2006, see "Our Business - - Capital Raising Efforts."

Impact of Inflation

Management does not believe that inflation has had a material adverse effect on the Company’s results of operations. However, the Company cannot predict accurately the effect of inflation on future operating results.

Seasonality

The Company’s business is subject to seasonal variations. Historically, the Company has realized a significant portion of its total revenue and gross profits for the year during the second and third fiscal quarters. Due to the importance of this extended holiday shopping season, any factors negatively impacting this extended holiday selling season could have an adverse effect on the Company’s revenues and its ability to generate gross profit. The Company’s quarterly results of operations may also fluctuate significantly due to a number of factors, including the timing of new store openings, both Company-owned and franchise stores. In addition, operating results may be negatively affected by increases in merchandise costs, price changes in response to competitive factors and unfavorable local, regional or national economic developments that result in reduced consumer spending.

Critical Accounting Policies

Presented below is a discussion about the application of critical accounting policies that require the Company to make assumptions about matters that are uncertain at the time the accounting estimate is made, and where different estimates that the Company could reasonably have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of the Company’s financial condition, changes in financial condition or results of operations. Management has identified the following accounting estimates as critical for the Company and will discuss them separately below: allowance for bad debts and doubtful accounts, inventory obsolescence provision, and income tax accruals.

Allowance for Bad and Doubtful Accounts

The majority of the Company’s accounts receivable are due from retail customers. The Company’s net accounts receivable balance at June 30, 2006 of $139,893 represents 8% of total assets, and the reserve of $25,000 is 15% of gross accounts receivable. Net accounts receivable for the year ended June 30, 2005 amounted to $22,797 or less than 3% of Company assets. The reserve for doubtful accounts is based on a review of the likely collectibility of specific accounts and represents an increase of $20,149 over the reserve of $4,851 as of June 30, 2005.

Inventory Obsolescence

Inventory represents a significant portion of the Company’s assets (36%). The Company’s profitability and viability are highly dependent on the demand for its products. An imbalance between purchasing levels and sales could cause rapid and material obsolescence, and loss of competitive price advantage and market share. The Company believes that its product mix has provided sufficient diversification to mitigate this risk. At the end of each reporting period, the Company reduces the value of its inventory by an estimate of what the Company believes to be obsolete, and the Company recognizes an expense in this amount, which is included in cost of sales in its statement of operations.

In the Company’s industry, merchandise models change periodically. When they do, the Company reclassifies the old model into a discontinued category. The Company also reclassifies merchandise into the discontinued category when the Company decides it no longer wants to sell the item. Generally, the Company attempts to sell these discontinued models at standard retail prices. In estimating its obsolescence reserve, the Company analyzes sales of discontinued merchandise and determines what profit or loss was recorded in the period. If such discontinued product is sold below cost, then the Company applies that negative gross margin to reduce the value of the inventory on hand as of the balance sheet date. In addition, the Company includes the selling costs to be incurred in the sale of such discontinued inventory as part of this obsolescence reserve. The Company also evaluates the obsolescence of its display inventories and service parts inventory.

Income Taxes

The Company’s estimate of deferred tax assets is affected by the assessment of its ability to generate sufficient taxable income to be able to realize the deferred tax asset. Because there can be no assurance that the Company will be able successfully to implement its business strategies or that profitability will ever be achieved, the deferred tax asset, net of reserve, has been valued at $0 at June 30, 2006 and 2005. The Company expects that its future operating results will fluctuate significantly from year to year and will be affected by factors beyond its control.

MANAGEMENT

Name	Age	Position with the Company

Scott R. Oglum	50	Chairman, Chief Executive Officer and Director
David R. Hludzinksi	41	Director
W. James Ludlow	52	Director
Justin Schakelman	30	Vice President, Secretary and Director
H. Gregory Silber	39	Director
James J. Vincenzo	60	Chief Financial Officer and Treasurer
Kenneth D. Warren	47	President and Chief Operating Officer

Scott R. Oglum is Chairman Chief Executive Officer and the founder of the Company and has a background in franchise sales and marketing, having developed the Second Source Computer Center franchise organization in the early 1990’s. Mr. Oglum started Second Source Computer Center in October 1988 and was the owner of that business, until it was sold in February, 2004. Prior to 1988, his background was managing computer franchise stores on the East coast and Texas, working for Entre Computer Center. Mr. Oglum has served as the chief executive officer of the Company since its inception in September, 2003 as Theater Xtreme, Inc. Mr. Oglum also served as President of the Company until December 27, 2005. His educational background includes an undergraduate degree earned at the University of Wisconsin - Madison, where he also attended the Graduate School of Business.

David R. Hludzinski was elected as a director in 2005 and is the Americas Sales Manager for Planar Systems, Inc. where he is currently working to launch Planar’s consumer video line He has over 16 years of experience with an extensive background in sales, marketing, contract negotiation, and product training. Mr. Hludzinski’s career in sales and management began with Sony Corporation, where he focused on new business development. During his tenure at Sony (1992 to 1998), he played a strategic role in Sony’s entry into the Digital Satellite market. Mr. Hludzinski continued his focus on new market development at InFocus® Corporation (1998-2006) where he was instrumental in helping the company develop new markets in catalog sales, e-commerce, and national accounts. Most recently, Mr. Hludzinski was responsible for InFocus’s entry into the consumer market. He holds a B.A. in sociology with a minor in business from State University of New York at Albany.

W. James Ludlow was elected as a director in 2005 and is the CEO, CFO and co-founder of Imirage. Formed in 1994, Imirage provides Internet related marketing and technology strategic support to 60 mid-Atlantic based clients with well-known names. Additionally, Mr. Ludlow has been instrumental in leading the development, marketing and deployment of two, enterprise, web-based portal software programs and a patent-pending software application that wirelessly enables web site content and software programs. Mr. Ludlow spent 24 years in a variety of financial, technical and operating management positions at DuPont and Air Products and Chemicals. His expertise centered in providing financial advice, business process improvement and the deployment of electronic commerce technologies. He has 22 published professional articles and has been quoted in many publications including Harvard Business Review and Fortune. Mr. Ludlow has taught 14 accounting and finance courses at the University of Delaware and Penn State University and has spoken at many conferences and panels. He has also worked in leadership and Board positions with several organizations including the Chemical Industry Data Exchange. In 1994, his first book, The Road to Wealth, which reflects his personal investment philosophies and advice, appeared in bookstores nationwide. He holds an MBA in Finance from Indiana University.

Justin L. Schakelman is Corporate Vice President - Marketing, Communications and Training and Secretary has served in that capacity since February 11, 2005, upon consummation of the merger between Theater Xtreme, Inc. and BF Acquisition Group II, Inc. He was elected as a director in 2005. From September 2003 until February 11, 2005, Mr. Schakelman was employed by the Company’s predecessor, Theater Xtreme, Inc. Mr. Schakelman served as a non-compensated employee until January 2005. From September 2001 until May 2004, he pursued a doctorate in educational technology at the University of Delaware, and from September 1997 until May 2001, he attended Shippensburg University in Shippensburg, Pennsylvania. He holds a Doctorate from the University of Delaware and a BA from Shippensburg University. Mr. Schakelman is Mr. Oglum’s step-son.

H. Gregory Silber was elected as a director in 2005 and has been President and CEO of Intelligent Systems, Inc., a custom software-consulting firm specializing in IT solutions for the pharmaceutical industry since 2001. Prior to 2001, he served as President of G-Soft Consulting in Delaware. During his 17 years of experience in the technology industry, Mr. Silber has held executive positions in three successful companies. He has held a position on the board of directors of the Delaware Academy of Science since 1999. In addition, Mr. Silber has taught Computer Science at the University of Delaware since 1999, and has published several scientific papers in Computational Linguistics and Artificial Intelligence. He regularly speaks at universities and conferences, internationally. Mr. Silber holds a Master of Science degree from the University of Delaware in computer science and artificial intelligence.

James J. Vincenzo is Chief Financial Officer and Treasurer and has served in that capacity since October 14, 2005. Prior to joining the Company, Mr. Vincenzo was employed by Physiometrics, Inc., a healthcare service firm, of Mount Laurel, NJ from January, 2005 to September, 2005 and served as its Chief Financial Officer until September 30, 2005. Prior to Physiometrics, Mr. Vincenzo was a self-employed consultant from 1999 to 2004 with Grimble & Company, Inc., a management consulting firm. During that time, in 2001, he also served as Treasurer for PurelyWeb Corporation, an enterprise software company. Prior to Grimble & Company, he worked for Claneil Enterprises, Inc., a venture and investment firm, since 1980 in various of their affiliated companies serving as an officer in certain of their business units. Mr. Vincenzo holds a BS from Villanova University and an MBA from the Wharton School of the University of Pennsylvania.

Kenneth D. Warren has been President and Chief Operating Officer since December 27, 2005. Prior to that time, Mr. Warren served as Executive Vice President - Franchising and previously Director - Franchising, since February 11, 2005. From January 2004 until the merger on February 11, 2005, he served as Vice President of Theater Xtreme, Inc. From November, 1999 to December, 2003, Mr. Warren served as General Manager of Outten Brothers Furniture located in Dover, Delaware. He has a 20 year background in sales and management, having worked in the automotive, furniture and computer industries. His expertise is in operating efficiencies and sales management. He attended Washington State University where he specialized in business administration.

Independence of the Board of Directors

After review of all relevant information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its senior management and independent auditors, the Board of Directors has determined affirmatively that W. James Ludlow, H. Gregory Silber and David Hludzinski are independent directors within the meaning of the rules promulgated by the Securities and Exchange Commission. Directors do not receive compensation for their services as directors.

  EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation received by the executive officers of the Company:

					Long-Term Compensation
	Annual Compensation				Awards Payouts
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Scott R. Oglum Chairman and Chief Executive Officer	2006	$206,400	$0	$6,780(2)	__	__	__	__
	2005	$86,400	$119,100	$4,234(2)	—	—	—	—
	2004	$43,200	$20,963	$2,117(2)	—	—	—	—
James J. Vincenzo(5) Treasurer and Chief Financial Officer	2006	$67,082	$3,500	$2,937(2)
	2005	—	—	—	—	—	—	—
	2004	—	—	—	—	—	—	—
Justin L. Schakelman Corporate Vice President, Secretary and Director	2006	$60,969	$0	$1,359(2)
	2005	$24,000	$215	$268(2)	—	—	—	—
	2004	(4)	(4)	993(2)
Kenneth D. Warren President and Chief	2006	$99,996	$27,963	$724(3)	—	—	—	—
Operating Officer	2005	$60,000	$36,570	$1,261(3)	—	—	—	—
	2004	$26,200	—	$185(3)	—	—	—	—
(1) The 2004 fiscal year compensation represents compensation received from January 1, 2004 to June 30, 2004.
(2) Reflects reimbursement of vehicle costs and out-of-pocket business expenses.
(3) Reflects reimbursement for out-of-pocket business expenses.
(4) Mr. Schakelman was a non-compensated employee until January, 2005.
(5) Mr. Vincenzo joined the Company on October 3, 2005.

Option Grants In Last Fiscal Year

The following table sets forth information concerning the grant of stock options during fiscal year 2006 to the executive officers names in the summary compensation table. All such grants were made under the Company’s 2005 Stock Option Plan.

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 yrs) (4)

Name of Executive	Number of Securities Underlying Options Granted	% of Total Options Granted to all Employees in Fiscal 2006 (3)	Exercise or Base Price per Share	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate

Scott R. Oglum	--	--	$--	--	$--	$--
James J. Vincenzo(1)	250,000	29%	$0.35	2015	$142,500	$227,000
James J. Vincenzo(2)	250,000	29%	$1.00	2016	$407,200	$648,400
Justin L. Schakelman	--	--	$--	--	$--	$--
Kenneth D. Warren(1)	220,000	26%	$0.35	2015	$125,400	$199,700
(1)	Options granted vest in increments of one-third of the total number of options granted on the first, second and third anniversary dates of the date of grant.
(2)	Options granted vest in increments of one-fourth of the total number of options granted on the first, second, third and fourth anniversary dates of the date of grant.
(3)	During its 2006 fiscal year, the Company granted to employees 850,000 options to purchase shares of common stock.
(4)
The potential realizable values are based on an assumption that the stock price of the shares of common stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account contractual provisions of the options which provide for nontransferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the common stock.

Aggregated Option Exercises in the 2006 Fiscal Year and Value of Options at June 30, 2006

	Exercised in 2006 Fiscal Year		Number of Unexercised Options at June 30, 2006		Value of Unexercised In-the-Money Options at June 30, 2006
Name of Executive	Shares Acquired on Exercise	Value Realized	Exercisable	Un-exercisable	Exercisable	Un-exercisable
Scott R. Oglum	0	-	-	0	-	-
James J. Vincenzo	0	-	0	500,000	0	$337,500
Justin L. Schakelman	0	-	-	0	-	-
Kenneth D. Warren	0	-	115,000	335,000	$40,250	$117,250

None of the above named executive officers held any stock appreciation rights at June 30, 2006.

Directors do not receive compensation for their services as directors. The Company has not entered into any employment or consulting agreements with any of its officers or directors.

Stock Option Plan

The 2005 Stock Option Plan (the “Incentive Plan” or “Plan”) was unanimously approved by the Board of Directors and shareholders on April 5, 2005. The Incentive Plan authorizes the grant of options to officers, employees, affiliates and directors of the Company to purchase shares of the Company’s common stock.

On October 19, 2005, the Board of Directors unanimously approved amending the Plan to increase from 1,400,000 to 1,700,000 the maximum aggregate number of shares of common stock that may be issued under the Plan. On November 8, 2005, the Board of Directors unanimously approved increasing the maximum to 2,000,000 from 1,700,000 and amending the Plan accordingly. Such increase was approved by the shareholders at the 2005 Annual Meeting of Shareholders held on December 21, 2005.

As of November 24, 2006, options to purchase 611,683 shares remain available for grant under the Plan.

Employment Contracts and Termination of Employment Arrangements

We do not currently have any employment contracts or termination of employment agreements with any of our executive officers.

Equity Compensation Plan Information

The following table summarizes information regarding securities authorized for issuance under the Company’s Plan as of June 30, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,590,000	$0.47	410,000
Equity compensation plans not approved by security holders	0	$0	0
Total:	1,590,000	$0.47	410,000

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of December 22, 2006, the number and percentage of shares of the Company’s common stock owned beneficially by (i) each director, (ii) each executive officer, (iii) all executive officers and directors as a group, and (iv) each person who is known by us to own beneficially more than 5% of our common stock. All common stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not actually be outstanding. Unless otherwise noted, all shares are owned directly with sole voting and sole investment power and the address is c/o Theater Xtreme Entertainment Group, Inc., 250 Corporate Boulevard, Suite E & F, Newark, Delaware 19702.

Name of Beneficial Owner	Amount(1)	Percent of Class(2)
Scott R. Oglum	3,618,275(3)	18.04%
James J. Vincenzo	93,336(4)	*
David Hludzinski	193,189(5)	*
W. James Ludlow	173,203(6)	*
Linda Oglum	2,978,000(7)	14.84%
Justin Schakelman	500,006	2.49%
H. Gregory Silber	37,500(8)	*
Kenneth D. Warren	213,340(9)	1.06%
The Werwinski Family Limited Partnership	2,070,275(10)	10.32%
All directors and executive officers together as a group (7 persons)	4,828,849(11)	24.07%

* Represents less than 1% of the Company’s common stock.

(1)
This table is based on information supplied by officers, directors and principal shareholders of the Company and on any Schedule 13D or 13G filed with the SEC. On that basis, the Company believes that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 19,836,175 shares outstanding on December 22, 2006.

(3)	Does not include 2,978,000 shares owned by Linda Oglum, Mr. Oglum’s spouse. Mr. Oglum disclaims any beneficial interest in the shares owned by his wife.

(4)
In addition, Mr. Vincenzo owns options to purchase 416,667 shares of Company Common Stock at an exercise price of $0.35 per share for 166,667 of such options and $1.00 for 250,000 of such options. None of such options are vested, or will be vested, in the next sixty days.

(5)	In addition, Mr. Hludzinski owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share. Of these options, 12,500 have vested.

(6)	In addition, Mr. Ludlow owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share. Of these options, 12,500 have vested.

(7)	Does not include 3,618,275 shares owned by Scott Oglum, Mrs. Oglum’s spouse. Mrs. Oglum disclaims any beneficial interest in the shares owned by her husband.

(8)	In addition, Mr. Silber owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share. Of these options, 12,500 have vested.

(9)
In addition, Mr. Warren owns options to purchase 450,000 shares of Company common stock at an exercise price of $0.35 per share. Of these options, 188,334 have vested. No further options will vest in the next 60 days. Does not include 20,006 shares owned by Hildaura Warren, Mr. Warren’s spouse. Mr. Warren disclaims beneficial interest in the shares owned by his wife.

(10)	Robert and Edna Werwinski are the general partners of the limited partnership and have shared power to vote and dispose of such shares. The address is 3 Chipmunk Lane, Kennett Square, PA, 19348.

(11)	Such total is comprised of 4,603,015 shares of common stock and 225,835 options to purchase common stock which have vested, or will vest, in the next 60 days.

  RELATED PARTY TRANSACTIONS

Certain of the video components sold by the Company bear the InFocus® brand name and are purchased through distributors authorized to sell InFocus® products. A Company’s director, who is also a shareholder of the Company, David R. Hludzinski, was formerly employed by InFocus® Corporation through June, 2006 as its Business Development Manager for the Consumer sector where he was chiefly responsible for starting up the consumer business unit in North America and for creating and developing relationships with strategic partners in the consumer electronics industry. Aggregate purchases of product bearing the InFocus® brand name amounted to approximately $350,000 and $640,000 for the fiscal years ended June 30, 2006 and 2005, respectively.

In September, 2006, the Company entered into a distribution agreement with Planar Systems, Inc. to distribute their existing and future product lines comprised of video screens and video components. Mr. Hludzinski is currently employed by Planar as its Americas Sales Manager where he is currently working to launch Planar’s consumer video line. As of November 24, 2006, the Company has purchased de minimus video line products from Planar.

Justin Schakelman, who is a director and Corporate, Executive Vice President-Marketing, Communications and Training, is the step-son of Scott Oglum, Chief Executive Officer.

  PLAN OF DISTRIBUTION

As used in this prospectus, selling security holder includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holders’ shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

The selling security holders may sell, from time to time, any or all of their shares of our common stock on any stock exchange, market or trading facility on which our shares are then traded or in private transactions, at prevailing market prices or privately negotiated prices. The selling security holders may sell some or all of their common stock through:

•	ordinary brokers’ transactions which may include long or short sales;
•	transactions involving cross or block trades or otherwise;
•	purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;
•	market makers or into an existing market for our common stock;
•	other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•	transactions in options, swaps or other derivatives; or
•	any combination of the selling options described in this prospectus, or by any other legally available means.

The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (“Securities Act”). In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an “underwriter,” they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

In the event that any selling security holder sells any of his common stock to a broker, dealer or underwriter as principal, such shares may be resold by the broker, dealer or underwriter only under an amended prospectus that discloses the selling security holder’s arrangements with the broker/ dealer/ underwriter participating in the offering and identifies the participating broker/ dealer/ underwriter. Any participating brokers/ dealers will be considered as an “underwriter” and will be identified in the amended prospectus as such.

In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

In addition to selling their shares of common stock under this prospectus, the selling security holders may:

•	transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or
•	sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

We have advised the selling security holders that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our shares in connection with the distribution of our shares. We have further advised selling security holders who may be “affiliated purchasers” of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

We will amend or supplement this prospectus as required by the Securities Act.

  SELLING SECURITY HOLDERS

The following table shows for each selling security holder:

•	the number of shares of common stock beneficially owned by him or her as of November 24, 2006,
•	the number of shares of common stock covered by this prospectus, and
•
the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares (and percentage of outstanding shares of common stock owned after this offering, if more than 1%).

None of the selling security holders is a broker-dealer. The selling security holders are not required, and may choose not, to sell any of their shares of common stock.

Name (beneficial owners with voting or investment control)	Shares of Common Stock Beneficially Owned Before Offering	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage of Ownership After Offering

Asmodeo, John	3,000	3,000	None	None
Buettner, Theodore	5,000	5,000	None	None
Burkhard, Alan	100,000	100,000	None	None
Bushido Capital Master Fund LP (1)	450,000	450,000	None	None
Caldera Properties Baltimore I LLC (2)	100,000	100,000	None	None
Carlin Capital Management LLC (3)	40,000	40,000	None	None
Ciccone, Timothy	3,500	3,500	None	None
Cohen, Alan	2,500	2,500	None	None
DeBaecke, Michael	50,000	50,000	None	None
Edwards, Michael	1,500	1,500	None	None
Fimple, Kathleen	1,000	1,000	None	None
Gallagher, Joseph, Michele, Shane and Seth	20,000	20,000	None	None
Gibson, Matthew	7,500	7,500	None	None
Goggin, Robert	150,000	150,000	None	None
Guerrazzi, Vernon & Cynthia	1,000	1,000	None	None
Hludzinski, Daniel	6,000	6,000	None	None
Hludzinski, David & Krista	25,000	25,000	None	None
Hludzinski, Jean	10,000	10,000	None	None
Hludzinski, David & Krista	11,000	11,000	None	None
Jones, Robert	4,000	4,000	None	None
Meiser, Steven & Rachel	5,000	5,000	None	None
Morris, Nathan	6,000	6,000	None	None
Moskey IV, Thomas A	75,000	75,000	None	None
MP I, L.P.	100,000	100,000	None	None
Odell, Robert	50,000	50,000	None	None
Paloni, Ronald	10,000	10,000	None	None
Patrick, Michael & Nancy	20,000	20,000	None	None
Pierce Diversified Strategy Master Fund LLC Series BUS (4)	200,000	200,000	None	None
Piontowski, Eugene & Beth	1,500	1,500	None	None
Senius, Amy	5,000	5,000	None	None
Sopher, Jonathan	25,000	25,000	None	None
Stevens, Ross M.	1,500		1,500		None	None
Universal Capital Management, Inc. (5)	300,000		300,000		None	None
Vogel, Randall	2,000		2,000		None	None
Williams, Henry B.	1,000		1,000		None	None
Total	1,793,000	(6)	1,793,000	(6)

(1)	The General Partner is Bushido Capital Partners, Ltd. and Chirstopher Rossman is the Managing Director.
(2)	Mark McGreevy is the Managing Member.
(3)	Leo Carlin is the Managing Member.
(4)	Bushido Capital Partners, Ltd. is the Attorney-in-Fact and Christopher Rossman is the Managing Director.
(5)
Universal Capital Management, Inc. is a corporation with approximately 600 stockholders.  The executive officers of the Company are Michael Queen, Joseph Drennan, and William Colucci.  The directors are Messrs. Queen, Drennan, Jeffrey Muchow, Steven P. Pruitt, and Thomas M. Pickard.

(6)	An additional 40,000 shares are included in the total number being registered under this Registration Statement pursuant to warrants sold by us on October 23, 2006. Such warrants require us to register 110% of the common stock underlying the warrants. These additional 40,000 shares may never be issued.

  DESCRIPTION OF OUR STOCK

We are authorized by our Articles of Incorporation, as amended, to issue 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, no par value. As of December 22, 2006, there were 19,836,175 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to cast one vote for each share held. A majority of shares outstanding and entitled to vote constitutes a quorum and shareholder actions are decided by the vote of a majority of shares represented in person or by proxy at any annual or special meeting of shareholders, unless a greater vote is required by law. A written consent describing the action to be taken and signed by one or more holders of shares having at least the minimum number of votes that would be necessary to take such action at a shareholders meeting also constitutes the action of the shareholders.

No holder of common stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any of our securities convertible into shares of our stock. No holder of common stock has conversion or redemption rights.

Options and Warrants

As of December 22, 2006, options to purchase an aggregate of 1,369,567 shares of common stock were issued and outstanding. These options were issued to several of our employees, directors and consultants. The exercise price of these options ranges from $.35 per share to $1.00 per share.

As of December 22, 2006, warrants to purchase up to 1,000,000 shares of Company common stock at exercise prices ranging from $1.00 to $1.10 per share are currently outstanding.

Transfer Agent

The transfer agent for our common stock is StockTrans, Inc. 44 West Lancaster Avenue, Ardmore, PA 19003.

  SHARES ELIGIBLE FOR FUTURE SALE

We currently have 19,836,175 shares of common stock outstanding, 1,353,000 of which are being registered for resale pursuant to the registration statement of which this prospectus is a part. All of the shares of common stock registered hereunder will be freely tradable without restriction or further registration under the Securities Act.

The sizable number of shares being registered for resale may impair our ability to raise capital through the sale of our equity securities and could also negatively affect the price that holders of our common stock receive for their shares.

Any shares purchased by an affiliate of ours will be subject to the resale limitations of Rule 144 under the Securities Act. An affiliate of ours is a person who has a control relationship with us, which generally includes our executive officers, directors and 10% or more shareholders.

“Restricted securities” may only be sold as follows:

•	pursuant to a registration statement under the Securities Act,
•	in compliance with the exemption provisions of Rule 144, or
•	pursuant to another exemption under the Securities Act.

In general, Rule 144 requires that affiliates and persons owning restricted securities hold their securities for a minimum of one year, limits the number of securities that may be sold within any 3 month period, requires that sales must be made through unsolicited brokers’ transactions or in transactions directly with a market maker, and requires the filing of a Form 144 if the securities to be sold during any three-month period exceeds 500 shares or has a total sales price over $10,000. Rule 144 limits the number of shares of our common stock that may be sold within any 3 month period to the greater of:

•	one percent of the outstanding shares of our common stock, or
•	the average weekly trading volume of our common stock during the four calendar weeks prior to such sale.

Sales under Rule 144 are also subject to the availability of current public information about us. However, persons who are not affiliated with us and who have held their restricted securities for at least two years may resell their shares without regard to the foregoing requirements of Rule 144.

A sale of shares by our current shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of our common stock. To the extent that these shares enter the market, the value of our common stock in the over-the-counter market may be reduced.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our shares of common stock are quoted for trading on the Over-the-Counter Bulletin Board. The last reported sale price of our common stock was $1.12 per share on December 22, 2006.

Holders

On December 22, 2006, there were approximately 575 registered holders of our common stock. We have outstanding options to acquire 1,369,567 shares of common stock held by 24 option holders.

Dividends

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared any cash dividends on our common shares for the last two fiscal years and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to use all available funds for the development of our business. We are not currently a party to any agreement restricting the payment of dividends.

  LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the common stock offered by this prospectus.

  EXPERTS

Our financial statements for the years ended June 30, 2006 and 2005, set forth in this prospectus have been audited by Morison Cogen LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we shall indemnify our officers and directors against liabilities and expenses actually and reasonably incurred by them in connection with any claims made against them, or the defense of any action to which they may be made a party, by reason of their having been one of our officers or directors. However, no director or officer shall be indemnified against any matters as to which he is judged to be liable for negligent or willful misconduct in the performance of his duties or for which indemnification would be against public policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form SB-2 that we filed with the Securities and Exchange Commission.

For more information about us, visit our web site at www.theaterxtreme.com. Our electronic filings with the U.S. Securities and Exchange Commission (including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, and any amendments to these reports) are available free of charge at www.sec.gov. The public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Theater Xtreme Entertainment Group, Inc.
Newark, Delaware

We have audited the balance sheets of Theater Xtreme Entertainment Group, Inc. as of June 30, 2006 and 2005, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Theater Xtreme Entertainment Group, Inc. as of June 30, 2006 and 2005, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ MORISON COGEN LLP

Bala Cynwyd, Pennsylvania
September 26, 2006,
except for Note 2 and
Note 10 for which the
date is
October 13, 2006.

THEATER XTREME ENTERTAINMENT GROUP, INC.
BALANCE SHEETS
JUNE 30, 2006 AND 2005

	2006	2005
Assets

Current Assets:
Cash and equivalents	$466,481	$112,874
Accounts receivable, net of allowance of $25,000 and $4,851	139,893	22,797
Inventory	629,056	460,111
Prepaid expenses	132,679	123,444
Other Current Assets	15,441	-
Total current assets	1,383,550	719,226

Property and Equipment, net	357,434	267,700

Other Assets:
Deposits	20,720	20,720

	$1,761,704	$1,007,646

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	$646,290	$323,132
Payroll tax liabilities	58,715	31,769
Current portion of notes payable	19,129	12,010
Due to officer	-	243
Deferred franchise fees	279,000	72,500
Deferred sales	679,706	496,362
Total current liabilities	1,682,840	936,016

Long-term Liabilities:
Notes payable, net of current portion	47,163	40,614
Total long-term liabilities	47,163	40,614
Total liabilities	1,730,003	976,630

Stockholders' Equity:
Preferred stock, no par value, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par, 50 million shares authorized;
19,122,342 and 16,291,814 shares issued and outstanding	19,122	16,292
Additional paid in capital	3,973,742	1,843,157
Accumulated deficit	(3,961,163)	(1,828,433)
Total stockholders' equity	31,701	31,016

	$1,761,704	$1,007,646

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2006 AND 2005

	2006	2005

Revenues	$4,619,142	$2,822,871

Cost of revenues	2,726,383	1,710,596
Occupancy expenses	326,159	206,053
Selling, general and administrative expenses	3,693,829	2,409,016
	6,746,371	4,325,665

Loss from operations	(2,127,229)	(1,502,794)

Loss on disposal of assets	(2,173)	-
Interest income	1,797	464
Interest expense	(5,125)	(30,355)

Net loss	$(2,132,730)	$(1,532,685)

Basic and diluted:
Loss per common share	$(0.12)	$(0.12)

Weighted average shares	17,671,587	12,358,814

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED JUNE 30, 2006 AND 2005

		Additional		Total
	Common	Paid-in	Accumulated	Stockholders'
	Stock	Capital	Deficit	Equity (Deficit)

Balance at June 30, 2004	9,775	240,225	(295,748)	(45,748)

Conversion of notes payable	3,348	970,214	-	973,562

Issuance of common stock for services	1,462	510,308	-	511,770

Issuance of common stock at merger	1,250	(1,250)	-	-

Liabilities assumed upon merger	-	(13,026)	-	(13,026)

Issuance of common stock, private placement	457	136,686	-	137,143

Net loss for the year ended June 30, 2005	-	-	(1,532,685)	(1,532,685)

Balance at June 30, 2005	$16,292	$1,843,157	$(1,828,433)	$31,016

Issuance of common stock, private placement	2,500	1,470,191	-	1,472,691

Redemption of Founder Stock	(800)	800	-	-

Issuance of common stock for services	1,130	602,370	-	603,500

Vested Employee Stock Options	-	46,073	-	46,073

Vested Non-Employee Stock Options	-	11,151	-	11,151

Net loss for the year ended June 30, 2006	-	-	(2,132,730)	(2,132,730)

Balance at June 30, 2006	$19,122	$3,973,742	$(3,961,163)	$31,701

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2006 AND 2005

	2006	2005
Cash flows from operating activities:
Net Loss	$(2,132,730)	$(1,532,685)
Adjustments to reconcile net loss to
net cash used in operating activities:
Loss on disposal of fixed assets	2,173
Depreciation	98,948	52,405
Issuance of common stock for services	603,500	511,770
Increase in allowance for doubtful accounts	20,149	4,851
Employee stock option vesting for compensation	46,073	-
Non-employee stock option vesting for services	11,151	-
Increase in assets
Accounts receivable	(137,245)	(20,587)
Inventory	(168,945)	(279,798)
Prepaid expenses	(9,235)	(123,444)
Other current assets	(15,441)	-
Increase (decrease) in liabilities
Accounts payable and accrued expenses	323,158	182,281
Payroll tax liabilities	26,946	20,553
Due to officer	(243)	(5,866)
Deferred franchise fees	206,500	72,500
Deferred sales	183,344	351,499
Net cash used in operating activities	(941,897)	(766,521)

Cash flows from investing activities:
Deposits on stores and corporate facility	-	(14,960)
Purchase of property and equipment	(160,325)	(127,370)
Net cash used in investing activities	(160,325)	(142,330)

Cash flows from financing activities:
Repayment of notes payable	(16,862)	(10,000)
Proceeds from convertible note payable	-	773,562
Proceeds from financing lease	-	1,792
Proceeds from issuance of common stock	1,472,691	137,143
Net cash provided by financing activities	1,455,829	902,497

Net increase (decrease) in cash	353,607	(6,354)
Cash and equivalents, beginning of year	112,874	119,228

Cash and equivalents, end of year	$466,481	$112,874

Supplemental disclosure:
Cash paid during the year for interest	$5,125	$16,803

Supplemental disclosure of non-cash
investing and financing activites:
Conversion of notes payable to common stock	$-	$973,562
Liabilities assumed as part of merger	$-	$13,026
Acquisition of property and equipment
by issuance of notes payable	$30,530	$26,596

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 1: Nature of Operations and Significant Accounting Policies

Nature of operations. Theater Xtreme Entertainment Group, Inc. (the “Company”), a Florida corporation, is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of Company-owned home cinema design centers, the sale of franchise licenses and wholesale product distribution to franchisees. The Company opened its first Company retail store or design center on September 1, 2003 in Newark, Delaware. In August 2004 the Company opened a second Company owned design center in Wilmington, Delaware. A third Company owned design center opened in Bel Air, Maryland in September 2005. The Company sold four franchises through June 30, 2005 and an additional fourteen through June 30, 2006 bringing the total number of franchises sold through June 30, 2006 to eighteen. The first franchise design center opened in May, 2005 in East Longmeadow, Massachusetts. During the past fiscal year an additional five franchise stores opened. The Company expects to offer franchise licenses nationwide.

Merger On February 11, 2005 the Company acquired BF Acquisition Group II, Inc., a Florida corporation. Under the terms of the merger agreement, each stockholder of Theater Xtreme, Inc. received 4.60 shares of voting common stock of BF Acquisition Group II, Inc. for each share of Theater Xtreme, Inc. common stock held by such stockholder, totaling 9,775,000 shares. The stockholders’ equity at June 30, 2004 has been retroactively restated for the equivalent number of shares received in the reverse acquisition. Following the merger, the Company changed its name to Theater Xtreme Entertainment Group, Inc. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Theater Xtreme Entertainment Group, Inc. for the net monetary assets of BF Acquisition Group II, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, BF Acquisition Group II, Inc., are those of the legal acquiree which are considered to be the accounting acquirer, Theater Xtreme Entertainment Group, Inc.

Industry Risks. The Company participates in a highly volatile industry that is characterized by rapid technological change, intense competitive pressure, and cyclical market patterns. The Company’s results of operations will be affected by a wide variety of factors, including general economic conditions, decreases in average selling prices over the life of any particular product, the timing of new product introductions (by the Company, its competitors, and others), the ability to acquire sufficient quantities of a given product in a timely manner, the timely implementation of new technologies, the ability to safeguard intellectual property from competitors, and the effect of new technologies resulting in rapid escalation of demand for some products in the face of equally steep decline in demand for others. Based on the factors noted herein, the Company may experience substantial period-to-period fluctuations in future operating results.

Comprehensive Income. The Company follows the Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments. The Company’s financial statements consist of cash and cash equivalents, accounts receivable, payables, accrued expenses and deposits. The carrying values of these items approximate fair value because of their short maturities. The carrying value of notes payable also approximate fair value because the interest rates of these notes approximates current market interest rates.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 1: Nature of Operations and Significant Accounting Policies (Continued)

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash Equivalents. The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk. Certain financial instruments potentially subject the Company to a concentration of credit risk. These financial instruments consist primarily of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At June 30, 2006 the Company had approximately $219,756 in excess of FDIC insured limits. The Company has not experienced any losses in such accounts. Concentration of credit risk with respect to accounts receivable are limited due to the Company’s short payment terms and restrictive customer credit limits.

Accounts Receivable: The Company generally seeks full payment for its retail products and services prior to delivery and installation and does not normally sells its products and services to retail customers on an open credit basis. From time to time, however, certain exceptions or accommodations are made for creditworthy retail customers. For wholesale sales to franchisees, the Company does, from time to time, extend limited credit terms to creditworthy franchisees. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts. As of June 30, 2006 and 2005, the allowances for doubtful accounts were $25,000 and $4,851, respectively. Bad debt expense for the year ended June 30, 2006 was $20,719.

Inventory. The Company’s inventory is stated at the lower of cost (first-in, first-out) or market (net realizable value), and consists of the following at June 30:

	2006	2005

Equipment and furniture products	$316,187	$256,547
Cable and supplies	16,861	9,283
Retail displays	266,694	194,281
Product in transit	29,314	-
	$629,056	$460,111

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 1: Nature of Operations and Significant Accounting Policies (Continued)

Depreciation and Fixed Assets. The cost of property and equipment is depreciated over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed using the straight-line method. The estimated useful lives are as follows:

Computer equipment	3 years
Office equipment	5 years
Office furniture	7 years
Vehicles	5 years
Leasehold improvements	3 to 7 years

Long-lived Assets. The Company follows SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount. Fair value of the asset and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company is not aware of any events or circumstances that indicate the existence of an impairment that would be material to the Company’s annual financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 1: Nature of Operations and Significant Accounting Policies (Continued)

Revenue Recognition. Retail sales include all sales from Company-owned design centers. The following is a summary of earned revenues at June 30:

	2006	2005

Retail sales	$3,963,441	$2,751,780
Wholesale sales	467,518	44,021
Franchise licenses and royalties	188,183	27,070
Total revenues	$4,619,142	$2,822,871

Retail sales represent the sale and installation of home-theater equipment. In accordance with the SEC’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of a customer arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Revenue is recognized on such sales when the equipment is delivered and the installation is substantially completed. Generally these events occur on the same date. Revenues are recognized pro rata on larger, more complex systems where installation occurs over a period of time.

Customer deposits on orders which are not completed are shown as deferred revenue. Included in deferred sales is an amount which represents the unexpired portions of extended service contracts. In addition, the Company has deferred revenues from the sales of franchise licenses. Such revenues will be recognized when the related franchise design center opens for business, as that is when the Company has substantially completed its initial obligations to the franchisee. The following is a summary of orders and retail sales for the years ended June 30:

	2006	2005

Customer orders	$4,528,175	$3,257,602
Increase in unfinished orders	(564,734)	(505,822)
Recognized retail sales	$3,963,441	$2,751,780

The following amounts are included in deferred sales at June 30:

Deferred retail sales	$656,130	$460,877
Deferred service contracts	23,576	35,485
Customer deposits, deferred retail sales	679,706	496,362
Deferred franchise licenses	279,000	72,500
Total deferred sales	$958,706	$568,862

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 1: Nature of Operations and Significant Accounting Policies (Continued)

Loss Per Share. The Company follows SFAS No. 128, "Earnings Per Share," resulting in the presentation of basic and diluted earnings (loss) per share. The basic loss per share calculations include the change in capital structure which resulted from the merger for all periods presented. For the years ended June 30, 2006 and 2005, the basic and diluted loss per share are the same, because the assumed conversion of the common stock equivalents would be antidilutive as the Company experienced net losses for these periods.

Income Taxes. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Shipping and Handling Fees and Costs. The Company classifies shipping and handling costs as part of selling and administration expenses. Shipping and handling costs were $38,438 and $15,661 for the years ended June 30, 2006 and 2005.

Advertising Costs. Advertising and sales promotion costs are expensed as incurred. Advertising and promotion expense, excluding investor relations expenses, totaled $477,141 and $433,935 for the years ended June 30, 2006 and 2005.

Investor Relations Costs. Investor relations services and promotional costs are expensed as incurred. Investor relations expenses, including investor relations promotional costs, totaled $280,000 and $210,000 for the years ended June 30, 2006 and 2005.

Store Opening Costs. Store opening costs and other start-up costs are expensed as incurred.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 1: Nature of Operations and Significant Accounting Policies (Continued)

Stock Based Compensation. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method as permitted under SFAS No. 123(R). Under this transition method, beginning with the first calendar quarter of 2006, recognized compensation costs includes compensation cost for all non-forfeited share-based payments granted prior to, and without regard to vesting, as of June 30, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for the year ended June 30, 2005 has not been restated.

As a result of the adoption of SFAS No. 123(R), during the year ended June 30, 2006, the Company’s net income was approximately $57,224 lower as a result of stock-based compensation expense, including $11,151 recognized on behalf of outside board members. As of June 30, 2006, there was $395,592 of unrecognized compensation expense and $27,087 of unrecognized expenses for services related to non-vested market-based option share awards that are expected to be recognized through June 30, 2010.

Accordingly, no compensation cost was recognized for its stock options issued during any period prior to January 1, 2006. Had compensation cost for the Company’s issuance of vested stock options been determined based on the fair value at grant dates for options consistent with the method of SFAS No. 123(R), the Company’s fiscal 2006 and 2005 net loss and net loss per common share would have been modified to the pro forma amounts indicated below. The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years.

	For the Years Ended June 30
	2006	2005

Net loss:
As reported	$(2,132,730)	$(1,532,685)
Pro forma	$(2,172,804)	$(1,556,795)

Net loss per share:
As reported	$(0.12)	$(0.12)
Pro forma	$(0.12)	$(0.13)

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 2: Management’s Plans

To fund any continued losses, the Company, on August 23, 2006, began offering for sale, at a minimum price of $2.00 per Unit, 500,000 Units (each of which consisted of two shares of Company common stock and a warrant to purchase one share of Company common stock at an exercise price equal to one-half of the then applicable Unit price). Although no Units have been sold as of October 13, 2006, management expects that this issue will be fully subscribed. Management believes that the net proceeds of the offering will capitalize and sustain the Company sufficiently to allow for retail center growth and the continued development and improvement of the franchise program, the implementation of a marketing campaign, and distribution of the Company’s products for a certain period of time. The Company has reserved the right to offer the Units for a sale price greater than $2.00 per share as well as the right to increase the number of Units under the offering.

Future capital requirements and the adequacy of available funds will depend on numerous factors and risks, including, among other factors, the successful expansion and increase in the number of Company-owned retail design centers and the sale of Company franchises. Further, the Company’s results of operations and resulting capital requirements will be affected by a variety of additional factors and risks including, but not limited to, general economic conditions, decreases in average selling prices over the life of any particular product, new product and technology introductions and the ability to develop and maintain critical strategic supply and co-marketing relationships.

The Company has received expressions of interest from two institutional investors who propose to purchase at par an aggregate of $500,000 of Company debentures bearing interest at 10% per year and maturing in 13 months. If purchased, the debentures would be issued with warrants expiring in five years to purchase 400,000 shares of Company common stock at an exercise price of $1.00 per share. There is no assurance that the Company will succeed in closing the $500,000 transaction. However, the Company has received a commitment from Universal Capital Management, Inc. that, if the Company does not sell at least $250,000 of such debentures and warrants on or before October 31, 2006, then Universal would purchase, on or before November 30, 2006, at par $250,000 of such debentures which would be issued with warrants to purchase 200,000 shares of Company Common stock.

The company believes that the proceeds from the securities described above along with diligent cash management will be sufficient for the Company to meet its obligations when they come due.

Note 3: Reverse Merger

Effective February 11, 2005 Theater Xtreme Entertainment Group, Inc. completed its merger with BF Acquisition Group II, Inc., which was treated as a reverse acquisition. The following pro forma consolidated statement of operations assumes the merger was effective July 1, 2004.

For the year ending June 30, 2005:

Revenues	$2,822.871
Net Loss	$1,681,435
Basic and Diluted Loss Per Share	$(0.14)

Note 4: Property and Equipment

Property and equipment consist of the following at June 30:

	2006	2005

Vehicles	$105,842	$69,312
Equipment and computers	77,686	63,265
Leasehold improvements	336,244	202,523
	519,772	335,100
Accumulated depreciation	(162,338)	(67,400)
	$357,434	$267,700

Depreciation expense was $98,948 and $52,405 for the years ended June 30, 2006 and 2005.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 5: Long-term Liabilities and Notes Payable

Long-term debt consists of the following at June 30:

	2006	2005
Note Payable to bank, in monthly installments
of $402, including interest at 7.25%.
secured by vehicle, maturing
November 2008	$10,677	$14,307

Note Payable to bank, in monthly installments
of $349, including interest at 7.25%,
secured by vehicle, maturing
December 2008	9,546	12,863

Note Payable to bank, in monthly installments
of $539, including interest at 7.99%
secured by vehicle, maturing
December 2009	19,697	24,387

Note Payable to bank, in monthly installments
of $338, including interest at 5.99%.
secured by vehicle, maturing
July 2010	14,656	-

Note Payable to bank, in monthly installments
of $252, including interest at 5.99%.
secured by vehicle, maturing
July 2010	10,937	-

Capitalized lease with monthly payments of $34
and imputed interest at 8% and 10%
through July 2008	779	1,067
	66,292	52,624

Less current portion	(19,129)	(12,010)

Notes Payable, net of current portion	$47,163	$40,614

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005
Note 5: Long-term Liabilities and Notes Payable

Future maturities of long-term debt as of June 30, 2006 are as follows:

Year ending June 30,
2006	$19,128
2007	20,147
2008	16,445
2009	9,984
2010	588
$66,292

The Company incurred interest costs of $5,125 and $30,355 for the years ended June 30, 2006 and 2005. Of these amounts $13,552 were paid by the issuance of common stock for the year ended June 30, 2005.

Note 6: Lease Commitments

The Company leases its corporate offices, warehouse and retail design centers for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2010 and provide for renewal options ranging from none to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. The leases provide for increases in future minimum annual rental payments based on either defined increases in the Consumer Price Index, subject to certain minimum increases, or certain non-indexed minimum increases. Also, the agreements generally require the Company to pay executory costs (real estate taxes, insurance, and repairs or allocated common area charges).

The company also has operating leases on vehicles and office equipment with monthly payments aggregating $1,522.

The following is a schedule by year of future minimum rental payments required under the operating lease agreements

Year ending June 30,
2007	$363,981
2008	410,339
2009	418,946
2010	372,933
2011	283,050
thereafter	34,468
$1,883,717

Total minimum lease payments do not include executory costs, common area charges, or increases measured by consumer price or other index changes.

Rent expense charged to operations was $227,494 and $136,635 for the years ended June 30, 2006 and 2005

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 7: Stockholders’ Equity

Common Stock

In February 2005, the Company issued 675,000 shares for services valued at $236,250.

In December 2004, various shareholders converted $325,000 of promissory notes into 1,495,000 shares of the Company’s common stock. In June 2005, the remaining promissory notes and related interest amounting to $648,562 were converted into 1,853,035 shares of common stock.

In April 2005 the Company issued 787,200 shares of its common stock for services valued at $275,520.

On April 26, 2005 the Company began offering up to 2,900,000 shares of its common stock at a purchase price of $0.35 per share. As of June 30, 2005, the Company issued 456,578 shares of its common stock for proceeds of $137,143, net of filing fees and related attorney fees in connection with this offering.

Between July 1, 2005 and November 17, 2005, the closing date of the April 26, 2005 offering, the Company increased the number of shares under its April 26, 2005 offering to 3,757,142 shares of its common stock at $0.35 per share and issued 1,447,528 shares of its common stock for proceeds of $487,473, net of filing fees and related attorney fees in connection with this offering. Shares of the Company’s common stock under the April 26, 2005 offering were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities act of 1933, as amended, and were “restricted securities.”

In November, 2005, the Company’s founder contributed 800,000 shares of the Company’s common stock to the Company pursuant to a Settlement Agreement. Also in November, 2005, the Company issued 810,000 shares of its common stock for services valued at $283,500.

In February, 2006, the Company issued 20,000 shares of its common stock for services valued at $20,000.

Between January 20, 2006 and June 8, 2006 the Company issued 1,053,000 of its common stock at a price of $1.00 per share pursuant to a stock offering which shares of the Company’s common stock were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities act of 1933, as amended, and were “restricted securities.” Proceeds of this offering, net of costs of the offering, amounted to approximately $985,218.

In June, 2006, the Company issued 300,000 shares of its common stock for services valued at $300,000.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005
Note 8. Stock Option Plan

In April, 2005, stockholders holding a majority of the shares of the Company’s common stock approved the adoption of the Company’s 2005 Stock Option Plan (the “Plan”). The Plan is designed to help the Company attract, motivate and retain high quality employees necessary to execute the Company’s business plans successfully. On December 21, 2005 stockholders holding a majority of the shares of the Company’s common stock approved an increase in the number of common shares allocated to the Plan to 2,000,000, up from 1,400,000 shares. Participation in the Plan is limited to employees and outside Directors.

Pursuant to the terms of the Plan as amended, employees and outside directors were granted options to purchase shares of the Company’s common stock as follows: 850,000 option shares for the year ended June 30, 2006 and 890,000 option shares for the year ended June 30, 2005, aggregating 1,740,000 option shares. Of this aggregate, 150,000 option shares were forfeit during the year ended June 30, 2006 leaving a remaining exercisable balance of 1,590,000 option shares as of June 30, 2006. No shares were forfeit for the year ended June 30, 2005. The exercise prices per share of these options ranges from $0.35 to $1.00 and vesting is either 25% or 33% each year on the anniversary of grant date contingent upon employment or services as a member of the Board of Directors.

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years. The following table summarizes all stock option activity of the Company since July 1, 2004:

	Incentive Stock Options			Non-Qualified Stock Options
		Vested	Exercise Price	All Non-	Vested	Exercise Price
	All ISO	(Exercisable)	Per Common	Qualified	(Exercisable)	Per Common
	Shares	Shares	Share	Shares	Shares	Share

Balance, June 30, 2004	None	xx	xx	None	xx	xx

Granted / vested	740,000	57,500	$0.35	150,000	-	$0.35

Exercised	-	-	xx	-	-	xx

Cancelled / forfeit	-	-	xx	-	-	xx

Balance, June 30, 2005	740,000	57,500	$0.35	150,000	-	$0.35

Granted / vested	850,000	211,250	$0.35 to $1.00	-	37,500	$0.35

Exercised	-	-	xx	-	-	xx

Cancelled	(150,000)	-	xx	-	-	xx

Balance, June 30, 2006	1,440,000	268,750	$0.35 to $1.00	150,000	37,500	$0.35

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005
Note 9: Income Taxes

As discussed in Note 1, the Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109. The effective tax rates differ from the statutory rates primarily due to the amount and timing of and criteria for the deductibility of certain expenses reflected in the financial statements for reporting purposes versus expenses as may be reported in the Company’s income tax returns. Deferred income taxes reflect the net effect of an operating loss carryforward. The reconciliation of the statutory federal rate to the Company’s historical income tax expense (benefit) is as follows:

	2006		2005

Income tax benefit at US federal income tax rates		$725,000		$521,000
State benefits at statutory rates		188,000		31,000
Change in valuation allowance		(913,000)		(552,000)

Income tax benefit	$	None	$	None

Income tax benefit consists of the following:
Current tax benefit
Federal		None		None
State		None		None

Deferred tax benefit
Federal		$1,335,000		$567,000
State		236,000		91,000
Valuation Allowance		(1,571,000)		(658,000)
		$-		$-

The components of deferred assets are as follows:

Net Operating Loss Tax Benefit		$1,539,000		$658,000
Non-deductible options		24,000		-
Allowance for bad debt		8,000		-
Valuation Allowance		(1,571,000)		(658,000)
		$-		$-

The valuation allowance for deferred assets as of June 30, 2006 and 2005 was $1,571,000 and $658,000. The change in the total valuation allowance for the years ended June 30, 2006 and 2005 was an increase of $913,000 and an increase of $552,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. At June 30, 2006, the Company had net operating loss carry forwards for Federal and State income tax purposes of approximately $3,837,000, which were available to offset future taxable income, if any, and expire in various years through June 30, 2027. Based upon the limited operating history of the Company and losses incurred to date, management has fully reserved the deferred tax asset.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 10: Subsequent Events

On July 1, 2006, the Company purchased the assets and business of its former franchisee, Theaters 4 U LLC, located in Leesport, Pennsylvania for a total consideration of $193,307. In consideration for the purchased assets, the Company will pay $10,000 cash, 40,000 shares of the Company’s common stock valued at $1.00 per share, or $40,000, assume liabilities of $2,598 and issue a promissory note of $140,709. The note expires December, 2006 with payments of $3,000 per month and a final balloon payment of $130,442, including interest at 7%.

On July 5, 2006, the Company entered into lease agreements for two additional design centers - one in Wilmington, Delaware and another in Lutherville, Maryland. Minimum future lease payments have been reflected in note 5, above, based on the Company’s estimated occupancy dates.

On August 23, 2006, the Company began offering for sale, at a price of $2.00 per Unit, 500,000 Units (each of which consisted of two (2) shares of Company common stock and a warrant to purchase one share of Company common stock at an exercise price equal to one-half of the then applicable Unit price). The Company has reserved the right to offer the Units for a sale price greater than $2.00 per unit as well as the right to increase the number of Units under the Offering.

The Company has received expressions of interest from two institutional investors who propose to purchase at par an aggregate of $500,000 of Company debentures bearing interest at 10% per year and maturing in 13 months. If purchased, the debentures would be issued with warrants expiring in five years to purchase 400,000 shares of Company common stock at an exercise price of $1.00 per share. There is no assurance that the Company will succeed in closing the $500,000 transaction. However, the Company has received a commitment from Universal Capital Management, Inc. that, if the Company does not sell at least $250,000 of such debentures and warrants on or before October 31, 2006, then Universal would purchase, on or before November 30, 2006, at par $250,000 of such debentures which would be issued with warrants to purchase 200,000 shares of Company Common stock.

THEATER XTREME ENERTAINMENT GROUP, INC.
BALANCE SHEET
SEPTEMBER 30, 2006 AND JUNE 30, 2006

	SEPTEMBER 30,	JUNE 30,
	2006	2006
Assets	(UNAUDITED)	(AUDITED)

Current Assets:
Cash and equivalents	$196,180	$466,481
Accounts receivable, net of allowance of $50,000, and $25,000	84,168	139,893
Inventory	776,467	629,056
Prepaid expenses	485,306	132,679
Other current assets	-	15,441
Total current assets	1,542,121	1,383,550

Property and equipment, net	464,392	357,434

Other assets:
Deposits	48,954	20,720

	$2,055,467	$1,761,704
Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable and accrued expenses	$873,784	$646,290
Payroll liabilities	93,218	58,715
Current portion of notes payable	18,918	19,129
Short term note payable	134,133	-
Deferred franchise fees	294,000	279,000
Deferred sales	677,327	679,706
Other current liabilities	41,343	-
Total current liabilities	2,132,723	1,682,840

Long-term Liabilities:
Notes payable, net of current portion	42,762	47,163
Total long-term liabilities	42,762	47,163
Total liabilities	2,175,485	1,730,003

Stockholders' Equity (deficit):
Preferred stock, no par value, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par, 50,000,000 shares authorized;
19,662,342, 19,122,342 shares issued
and outstanding	19,662	19,122
Additional paid in capital	4,473,246	3,973,742
Accumulated deficit	(4,612,926)	(3,961,163)
Total stockholders' equity (deficit)	(120,018)	31,701

	$2,055,467	$1,761,704

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30
(UNAUDITED)

	2006	2005

Revenues	$1,462,528	$1,020,853

Cost of revenues	932,594	573,901
Occupancy expenses	121,913	74,948
Selling, general and administrative expenses	1,056,462	640,781
	2,110,969	1,289,630

Loss from operations	(648,441)	(268,777)

Interest income	242	46
Interest expense	(3,564)	(1,246)

Net loss	$(651,763)	$(269,977)

Basic and diluted:
Loss per common share	$(0.03)	$(0.02)

Weighted average shares	19,420,854	16,783,721

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
THREE MONTHS ENDED SEPTEMBER 30, 2006

(UNAUDITED)

		Additional		Total
	Common	Paid-in	Accumulated	Stockholders'
	Stock	Capital	Deficit	Equity (Deficit)

Balance at June 30, 2006	$19,122	$3,973,742	$(3,961,163)	$31,701

Issuance of common stock,
purchase of assets	40	39,960	-	40,000

Issuance of common stock,
services rendered, net of transfer
agent and legal fees	500	424,500	-	425,000

Vested employee stock options	-	32,654	-	32,654

Vested non-employee stock options	-	2,390	-	2,390

Net loss for the three months ended
September 30, 2006	-	-	(651,763)	(651,763)

Balance at September 30, 2006	$19,662	$4,473,246	$(4,612,926)	$(120,018)

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED SEPTEMBER 30
(UNAUDITED)
	2006	2005
Cash flows from operating activities:
Net Loss	$(651,763)	$(269,977)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation	34,970	25,196
Issuance of common stock for services	425,000	-
Issuance of common stock, purchase of assets	40,000	-
Increase in allowance for doubtful accounts	25,000	-
Employee stock option vesting for compensation	32,654	-
Non-employee stock option vesting for services	2,390	-
Decrease (Increase) in assets
Accounts receivables	30,725	(31,682)
Inventory	(147,411)	(108,755)
Prepaid expenses	(352,627)	51,301
Other current assets	15,441	-
Increase (Decrease) in liabilities
Accounts payable and accrued expenses	227,494	231,345
Payroll tax liabilities	34,503	40,584
Deferred franchise fees	15,000	21,250
Deferred sales	(2,379)	(77,021)
Other current liabilities	41,343	-
Net cash used in operating activities	(229,660)	(117,759)

Cash flows from investing activities:
Deposits on stores and corporate facilities	(28,234)	-
Purchase of property and equipment	(141,928)	(165,804)
Net cash used in investing activities	(170,162)	(165,804)

Cash flows from financing activities:
Repayment of notes payable	(11,188)	-
Proceeds from notes payable	140,709	-
Proceeds from convertible notes payable	-	27,024
Proceeds from issuance of common stock	-	255,925
Net cash provided by financing activities	129,521	282,949

Net decrease in cash	(270,301)	(614)
Cash and equivalents, beginning of period	466,481	112,874

Cash and equivalents, end of period	$196,180	$112,260

Supplemental disclosure:
Cash paid for interest	$3,564	$1,246

Supplemental disclosure of non-cash
investing and financing activites:
Liabilities assumed as part of acquisition of property	$2,598	$-

Liabilities assumed as part of merger	$-	$13,026

Acquisition of property and equipment
by issuance of notes payable	$140,709	$36,530
The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1: Nature of Operations and Significant Accounting Policies

Basis of Presentations. The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ending September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending June 30, 2007. The unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006.

Nature of operation. Theater Xtreme Entertainment Group, Inc. (the “Company”), a Florida corporation, is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores and wholesale product distribution to franchisees. The Company opened its first Company retail store, “design center,” in September 2003 in Newark, Delaware. In August 2004, the Company opened a second Company-owned design center in Wilmington, Delaware, a third in Bel-Air, Maryland in September 2005 and in July, 2006 acquired the business and assets of a fourth, in Leesport, Pennsylvania, from one of its former franchisees. The Company has sold twenty franchises, seven of which are open and operating with one now operating as a Company-owned store. The Company has designed and created large-format home theater entertainment systems offering new technology at prices affordable to many families. The Company expects to offer franchise licenses nationwide as well as open additional stores in the Mid-Atlantic region.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition. Retail sales include all sales from Company-owned design centers. The following is a summary of earned revenues for the three months ended September 30:

	2006	2005
Retail sales	$1,262,564	$924,803
Wholesale sales	162,020	67,024
Franchise licenses and royalties	37,944	29,026
Total revenues	$1,462,528	$1,020,853

Retail sales represent the sale and installation of home-theater equipment to end users. In accordance with the SEC’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of a customer arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Revenue is recognized on such sales when the equipment is delivered and the installation is substantially completed. Generally, these events occur on the same date. Revenues are recognized pro-rata on larger, more complex systems where installation occurs over a period of time.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Customer deposits on orders that are not completed are shown as deferred sales. Also included in deferred sales is an amount that represents the unexpired (unearned) portions of paid customer extended service contracts. In addition, the Company has deferred revenues from the sales of franchise licenses. Such revenues will be recognized when the related franchise design center opens for business, as that is when the Company has substantially completed its obligations to these franchisees.

The following is a summary of amounts included in deferred sales at September 30, 2006 and June 30, 2006:
	September 30, 2006	June 30, 2006
Deferred retail sales	$651,898	$656,130
Unearned service contract revenue	25,428	23,576
Total deferred sales	$677,326	$679,706

Loss Per Share. The Company follows SFAS 128, “Earnings Per Share,” resulting in the presentation of basic and diluted earnings (loss) per share. For the three months ended September 30, 2006 and 2005, the basic and diluted loss per share are the same, because the assumed conversion of stock equivalents would be antidilutive as the Company experienced a net loss for these periods.

Income Taxes. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Advertising Costs. Advertising and sales promotion costs are expensed as incurred. Advertising and promotional expense totaled $173,782 and $123,819 for the three month periods ended September 30, 2006 and 2005, respectively. The increase in advertising is primarily attributable to an increase in billboard advertising.

Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method as permitted under SFAS No. 123(R). Under this transition method, beginning with the first calendar quarter of 2006, recognized compensation costs includes compensation cost for all non-forfeited share-based payments granted, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R), and without regard to vesting. In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for the three months ended September 30, 2005 has not been restated.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

As a result of the adoption of SFAS No. 123(R), during the three months ended September 30, 2006, the Company’s net income was approximately $35,044 lower as a result of stock-based compensation expense, including $2,390 recognized on behalf of outside board members. As of September 30, 2006, there was $357,621 of unrecognized compensation expense and $24,697 of unrecognized expenses for services related to non-vested market-based option share awards that are expected to be recognized through June 30, 2010.

Accordingly, no compensation cost was recognized for stock options issued during any period prior to January 1, 2006. Had compensation cost for the Company’s issuance of vested stock options been determined based on the fair value at grant dates for options consistent with the method of SFAS No. 123(R), the Company’s net loss and net loss per common share for the three months ended September 30, 2005 would have been modified to the pro forma amount indicated below. The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years.

Results for the three months ended September 30, 2005:

Net loss:
As reported	$(269,977)
Pro forma	$(300,205)

Net loss per share:
As reported	$(0.02)
Pro forma	$(0.02)

Note 2: Notes Payable

On July 1, 2006, the Company purchased the assets and business of its former franchisee, Theaters 4 U LLC, located in Leesport, Pennsylvania for a total consideration of $193,307. In consideration for the purchased assets, the Company paid $10,000 cash, issued 40,000 shares of the Company’s common stock valued at $1.00 per share, or $40,000, assumed liabilities of $2,598 and issued a promissory note of $140,709. The note expires December, 2006 with payments of $3,000 per month and a final balloon payment of $130,442, including interest at 7%.

Note 3: Common Stock

During the three months ended September 30, 2006, the Company issued 40,000 of its common shares at $ 1.00 per share for the purchase of certain assets pursuant to an asset purchase agreement dated July 1, 2006.

During the three months ended September 30, 2006, the Company issued 500,000 of its common shares at $ 0.85 per share for services rendered, which shall be amortized over a twelve month period, through August 2007.

At June 30, 2006, there were 1,590,000 stock options outstanding under the 2005 Stock Option Plan. There were no stock options granted during the three months ended September 30, 2006. During the three months ended September 30, 2006, 22,500 of unvested stock options were forfeited due to termination of employment.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 4: Stock Option Plan

In April, 2005, shareholders holding a majority of the shares of the Company’s common stock approved the adoption of the Company’s 2005 Stock Option Plan (the “Plan”). The Plan is designed to help the Company attract, motivate and retain high quality employees necessary to execute the Company’s business plans successfully. On December 21, 2005 shareholders holding a majority of the shares of the Company’s common stock approved an increase in the number of common shares allocated to the Plan to 2,000,000, up from 1,400,000 shares. Participation in the Plan is limited to employees and Directors.

At June 30, 2006, there were 1,440,000 stock options outstanding under the 2005 Stock Option Plan. At September 30, 2006, there were 1,417,500 stock options outstanding under the 2005 Stock Option Plan. In the three months ended September 30, 2006, the Company granted no options to employees and made no grants of non-qualified options.

A summary of stock option transactions for the three months ended September 30, 2006 is as follows:

	Incentive Stock Options			Non-Qualified Stock Options
			Exercise Price	All Non-		Exercise Price
	All ISO	Vested	Per Common	Qualified	Vested	Per Common
	Shares	Shares	Share	Shares	Shares	Share

Balance, June 30, 2006	1,440,000	268,750	$0.35 to $1.00	150,000	37,500	$0.35

Granted / vested during the period	-	-	xx	-	-	xx

Exercised during the period	-	-	xx	-	-	xx

Cancelled / forfeit during the period	(22,500)	-	$0.35 to $1.00	-	-	xx

Balance, September 30, 2006	1,417,500	268,750	$0.35 to $1.00	150,000	37,500	$0.35

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 5: Income Taxes

Deferred income taxes reflect the net effect of an operating loss carryforward. There are no significant temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes.

The components of the deferred assets are as follows at September 30, 2006 and June 30, 2006:

	September 30, 2006	June 30 2006
Net operating loss tax benefit	$1,789,000	$1,539,000
Non-deductible options	39,000	24,000
Allowance for bad debt	19,000	8,000
Less valuation allowance	(1,847,000)	(1,571,000)

	$0	$0

A valuation allowance was required because the ultimate realization of deferred tax assets is dependent upon future taxable income and management believes that it is more likely than not that the deferred tax asset will not be realized through future taxable income. There is no income tax benefit for the losses for the three months ended September 30, 2006 and September 30, 2005, because management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount of such benefits.

At June 30, 2006, the Company had a net operating loss carryforward for Federal and state income tax purposes of approximately $3,837,000 which, if not used, will expire in the fiscal year ending June 30, 2027.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 6: Subsequent Events

On October 23, 2006, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “Debentures”) and (ii) warrants (the “Warrants”) to purchase 400,000 shares of the Registrant’s common stock (the “Financing”). The Financing provided the Company with aggregate sales proceeds of $500,000. The Company anticipates that the proceeds of the Financing net of transaction expenses will be used for general corporate purposes.

The Debentures mature on the earlier of November 13, 2007 and the date that the Registrant shall have received net proceeds from debt and/or equity financings of at least $2,000,000. The Debentures bear interest at 10% per annum. Interest on the Debentures runs from the original commitment date, October 13, 2006. The Warrants have an exercise price of $1.00 per share. The Warrants are subject to a full ratchet price protection for the five-year life of the Warrants.

The Company and the Investors also entered into a Registration Rights Agreement whereby the Company is required to file a non-exclusive registration statement covering the common stock underlying the Warrants within 45 days after the closing. If the registration statement is not filed within 45 days from the date of closing, the Registrant is required to pay damages to the Investors. In addition, in the event the registration statement is not declared effective by the Securities and Exchange Commission with 120 days of the closing, the Company is required to pay damages to the Investors.

Each officer and director of the Company also entered into a 90-day lock-up agreement with the Investors pursuant to which they agreed not to sell, offer to sell, contract to sell, agree to sell, hypothecate, pledge, grant any option for sale or purchase or otherwise dispose of Company common stock or common stock equivalents.

The Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

In October, 2006, vested options of 162,583 option shares were exercised for a total consideration of $56,904.

THEATRE XTREME ENTERTAINMENT GROUP, INC.

                  1,833,000 Shares of Common Stock

----------------
PROSPECTUS
----------------

December 28, 2006

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until March 28, 2006 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.